UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Acushnet Holdings Corp.
(Name of Registrant as Specified In Its Charter)

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ACUSHNET HOLDINGS CORP.
333 BRIDGE STREET
FAIRHAVEN, MASSACHUSETTS 02719
April 17, 2020
Dear Acushnet Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Acushnet Holdings Corp. to be held on June 8, 2020, beginning at 9:00 a.m. Eastern Daylight Time. For your convenience and to maintain safe social distancing, we are pleased to inform you that the Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You may attend the Annual Meeting online, vote your shares electronically and submit your questions related to proposals (1) - (3) below during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/GOLF2020. Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Proxy materials, which include a Notice of the Internet Availability of Proxy Materials, proxy statement and proxy card, accompany this letter. The enclosed proxy statement is first being mailed or made available to stockholders of Acushnet Holdings Corp. on or about April 17, 2020. We have also enclosed our 2019 Annual Report. At the Annual Meeting, you will be asked to consider and vote:

(1)
To elect as directors the following nominees recommended by the Board of Directors: Jennifer Estabrook, Gregory Hewett, David Maher, Sean Sullivan, Steven Tishman, Walter Uihlein, Gene Yoon and Kevin Yoon;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020;

(3)	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers; and

(4)	To conduct any other business properly brought before the meeting.

Our Board of Directors unanimously recommends that you (i) approve the election of the individuals nominated to serve as directors; (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and (iii) approve the compensation paid to the named executive officers.

Your vote is important to us and our business.     Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope or to vote by Internet or telephone pursuant to the instructions set forth in the enclosed proxy statement.

We appreciate your continued support of Acushnet Holdings Corp.

Sincerely,

David E. Maher
President and Chief Executive Officer

ACUSHNET HOLDINGS CORP.
333 BRIDGE STREET
FAIRHAVEN, MASSACHUSETTS 02719

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

The 2020 Annual Meeting of Stockholders of Acushnet Holdings Corp. will be held at 9:00 a.m. Eastern Daylight Time on June 8, 2020. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/GOLF2020. You will need to have your 16-Digit Control Number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1)
To elect as directors the following nominees recommended by the Board of Directors: Jennifer Estabrook, Gregory Hewett, David Maher, Sean Sullivan, Steven Tishman, Walter Uihlein, Gene Yoon and Kevin Yoon;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020;

(3)	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers; and

(4)	To conduct any other business properly brought before the meeting.

Only stockholders of record at the close of business on April 15, 2020 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of such stockholders will be open to examination, during regular business hours, by any stockholders for at least ten days prior to the Annual Meeting at our offices at 333 Bridge Street, Fairhaven, Massachusetts 02719, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/GOLF2020 when you enter your 16-Digit Control Number. Stockholders holding a majority of the voting power of the issued and outstanding shares of the Company entitled to vote, present or represented by proxy, at the Annual Meeting will constitute a quorum.

By Order of the Board of Directors
Brendan M. Gibbons
Executive Vice President, Chief Legal Officer and
Corporate Secretary

April 17, 2020

YOUR VOTE IS IMPORTANT
You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, you are requested to read the enclosed proxy statement and to vote by mail by marking, signing, dating and returning the accompanying proxy as soon as possible or by Internet or telephone pursuant to the instructions set forth in the proxy statement. If you prefer, you may also cast your vote electronically when attending the Annual Meeting virtually.
If you hold your shares in "street name," your broker, bank or other nominee cannot vote your shares on your behalf with respect to Proposals 1 or 3 until it receives your voting instructions. If you do not provide voting instructions over the Internet, by telephone or by returning a voting instruction form, your shares will not be voted with respect to those matters, except that if your shares are held by a broker, your broker may vote shares on your behalf on Proposal 2 without instruction. Details regarding how to attend the meeting online and the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on June 8, 2020.

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

Proxy Statement for the
2020 Annual Meeting of Stockholders of
Acushnet Holdings Corp.
To Be Held on June 8, 2020

i

ACUSHNET HOLDINGS CORP.
333 BRIDGE STREET
FAIRHAVEN, MASSACHUSETTS 02719
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2020

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2020 Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Daylight Time on June 8, 2020, and any adjournments or postponements thereof. This annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. We believe that hosting a virtual meeting will allow for safe social distancing and enable more of our stockholders to attend the meeting because our stockholders can participate from any location with Internet access. By following the instructions in this proxy statement, stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.

The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You are encouraged to read this entire proxy statement carefully before deciding how to vote.

Unless otherwise indicated, the terms "Company," "Acushnet," "we," "our" and "us" are used in this proxy statement to refer to Acushnet Holdings Corp. and its consolidated subsidiaries. The terms "Board" and "Board of Directors" refer to our Board of Directors. The term "Magnus" refers to Magnus Holdings Co., Ltd., a wholly-owned subsidiary of Fila Holdings Corp., formerly known as Fila Korea Co. Ltd. ("Fila"), who controls a majority of the voting power of all outstanding shares of our common stock as of the Record Date.

What is a proxy statement and what is a proxy?

A proxy statement is a document that U.S. Securities and Exchange Commission (the "SEC") regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. This other person is called a proxy or proxy holder. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Thomas Pacheco, our Executive Vice President, Chief Financial Officer and Chief Accounting Officer, and Brendan Gibbons, our Executive Vice President, Chief Legal Officer and Corporate Secretary, as proxies or proxy holders for the Annual Meeting.

What is the Notice of Internet Availability of Proxy Materials that I received instead of complete proxy materials?

SEC rules allow companies to furnish proxy materials, including this proxy statement and our Annual Report, by providing access to these documents on the Internet instead of mailing printed copies of our proxy materials to stockholders. Most stockholders have received a Notice of Internet Availability of Proxy Materials (the "Notice"), which provides instructions for accessing proxy materials on a website or for requesting electronic or printed copies of the proxy materials.

If you want a paper copy of the proxy materials for the Annual Meeting and for all future meetings, please follow the instructions in the Notice for requesting such materials. The electronic delivery option lowers costs and reduces the environmental impact of printing and distributing the materials.

How can I access the proxy materials over the Internet?

You may view and also download our proxy materials, including our 2019 Annual Report on Form 10-K, at www.proxyvote.com. Please see the instructions below regarding how to submit your vote.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 15, 2020 (the "Record Date") will be entitled to vote at the Annual Meeting. On the Record Date, there were 74,277,181 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate their votes in the election of directors.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may attend the Annual Meeting and vote electronically during the Annual Meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted if you decide not to attend the virtual meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank ("Street Name")

If, on the Record Date, your shares were held in an account at a broker, bank or other similar organization, then you are the beneficial owner of shares held in "street name" and our proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. To participate and vote your shares at the Annual Meeting, you will need the 16-Digit Control Number included on your Notice of Internet Availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted if you decide not to attend the virtual meeting.

What am I being asked to vote on?

There are three proposals scheduled to be voted on at the meeting:

•	Election of Ms. Jennifer Estabrook, Mr. Gregory Hewett, Mr. David Maher, Mr. Sean Sullivan, Mr. Steven Tishman, Mr. Walter Uihlein, Mr. Gene Yoon and Mr. Kevin Yoon as directors.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as Acushnet's independent registered public accounting firm for the fiscal year 2020.

•	Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

How does the Board recommend that I vote?

The Board of Directors unanimously recommends that all stockholders vote:

•	FOR the election of Ms. Jennifer Estabrook, Mr. Gregory Hewett, Mr. David Maher, Mr. Sean Sullivan, Mr. Steven Tishman, Mr. Walter Uihlein, Mr. Gene Yoon and Mr. Kevin Yoon as directors.

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Acushnet's independent registered public accounting firm for the fiscal year 2020.

•	FOR the approval of the compensation paid to the named executive officers.

What if another matter is properly brought before the meeting?

We will consider other business that properly comes before the meeting in accordance with Delaware law and our Amended and Restated Bylaws (the "Bylaws"). As of the date of this Proxy Statement, the Board did not know of any other matters to be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote on those matters according to their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Annual Meeting. You may also vote prior to the Annual Meeting over the Internet, by telephone or by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted if you decide not to attend the meeting. You may still attend the meeting and vote electronically during the meeting even if you have already voted by proxy.

•
If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice and logging in to www.virtualshareholdermeeting.com/GOLF2020. You will be asked to provide the 16-Digit Control Number from your Notice.

•
If you received printed proxy materials, you may submit your proxy by completing, signing and dating the proxy card and returning it promptly in the envelope provided. Mailed proxy cards must be received no later than June 7, 2020 to be counted. If you return your signed proxy card to us by June 7, 2020, we will vote your shares as you direct.

•	To submit your proxy by telephone or the Internet, please follow the instructions provided on the proxy card. Your vote must be received by 11:59 P.M., Eastern Time on June 7, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank ("Street Name")

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization. Simply follow the voting instructions in those materials to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. You are also invited to attend the Annual Meeting. To participate and vote your shares at the Annual Meeting, you will need the 16-Digit Control Number included on your Notice of Internet Availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted if you decide not to attend the virtual meeting.

What do I need to do to attend the Annual Meeting?

We will host the Annual Meeting live via webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/GOLF2020. If you were a stockholder or joint holder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/GOLF2020;

•	Webcast starts at 9:00 a.m. Eastern Daylight Time;

•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet; and

•	You will need your 16-Digit Control Number to enter the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, each stockholder will have one vote for each share of common stock owned by that stockholder as of the Record Date for the 2020 Annual Meeting of Stockholders.

Who will count the vote?

Representatives of Broadridge Financial Solutions Inc. will tabulate the votes and will act as inspectors of election.

What are "broker non-votes"?

Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed "non-routine" by the New York Stock Exchange ("NYSE"). Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under NYSE rules, Proposals 1 and 3 are "non-routine" matters and Proposal 2 is a "routine" matter.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by Internet, telephone, completing your proxy card or by attending the Annual Meeting virtually, your shares will not be voted and your shares will not be counted as "present" for purposes of determining whether a quorum is present at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank ("Street Name")

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is a "routine" matter. Brokers and other nominees can use their discretion to vote "uninstructed" shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters.

Under the rules of the NYSE, Proposals 1 and 3 are considered non-routine matters, and your broker or nominee may not vote your shares on Proposals 1 and 3 without your instructions. Proposal 2 is considered a routine matter, and your broker or nominee may vote your uninstructed shares on Proposal 2.

How many votes are needed to approve each proposal?

•
For Proposal 1, the director nominees receiving the most "FOR" votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Votes may be cast in favor of or withheld with respect to the director nominee. Votes that are withheld will have the same effect as an abstention and will not count as a vote "FOR" or "AGAINST" a director. Broker non-votes will have no effect on the outcome of Proposal 1.

•
For Proposal 2, the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote "AGAINST" the proposal. Brokers may vote uninstructed shares with respect to Proposal 2.

•
For Proposal 3, the compensation paid to the named executive officers must receive the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote "AGAINST" the proposal. Broker non-votes will have no effect on Proposal 3.

As of the Record Date, Magnus beneficially owned and had the right to vote 38,809,168 of the outstanding shares of our common stock (representing 52.2% of the voting power) and has advised us that they intend to vote all such shares in favor of each Proposal. If Magnus votes as indicated, all of these matters will be approved.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present, either in person or by proxy. On the Record Date, there were 74,277,181 shares of common stock outstanding and entitled to vote. Abstentions, withheld votes and broker non-votes are counted for determining whether a quorum is present. If there is no quorum, the chairperson or the holders of a majority of shares present in person or represented by proxy and entitled to vote at the meeting may adjourn the meeting to another date. Magnus has advised us that they will be present, either in person or by proxy, at the Annual Meeting. If Magnus attends, a quorum will be present.

In accordance with our Bylaws, stockholders and proxy holders electronically attending the virtual annual meeting will be deemed present "in person" for the purposes of satisfying the foregoing ownership requirements.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, although we will reimburse them for their reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. You should complete each of the proxy cards to ensure that all of your shares are voted.

You may consider registering all of your brokerage accounts in the same name and address for better service. If you wish to do so, you should contact your broker, bank or nominee for more information. Our stock transfer agent is Computershare and can be contacted at 800-736-3001 (within the United States and Canada) or 781-575-3100 (outside the United States and Canada) or by visiting their website at www.computershare.com/investor.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time prior to the vote at the Annual Meeting. If you voted by Internet, telephone or mail and are a stockholder of record, you may change your vote and revoke your proxy by:

•	delivering written notice of revocation to our Corporate Secretary, 333 Bridge Street, Fairhaven, MA 02719 provided such statement is received no later than June 7, 2020;

•	voting again by Internet or telephone at a later time but before 11:59 P.M. Eastern Time on June 7, 2020;

•	submitting a properly signed proxy card with a later date that is received no later than June 7, 2020; or

•	attending the 2020 Annual Meeting, revoking your proxy and voting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy by attending the Annual Meeting via the Internet and voting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. Please note that attendance at the 2020 Annual Meeting will not by itself revoke a proxy.

When are stockholder proposals and director nominations due for next year's annual meeting?

To be considered for inclusion in next year's proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), your proposal must be submitted in writing by December 19, 2020 to our Corporate Secretary, 333 Bridge Street, Fairhaven, Massachusetts 02719, and must comply with all applicable requirements of Rule 14a-8.

Our Bylaws provide that nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Company's notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or any authorized committee thereof or (c) by any stockholder of the Company who is entitled to vote at the meeting, who has complied with the notice procedures set forth in the Bylaws and who was a stockholder of record at the time such notice is delivered to the Company's Corporate Secretary. To be timely for our 2021 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices not earlier than one hundred twenty (120) days (February 8, 2021) nor later than ninety (90) days (March 10, 2021) prior to the first anniversary of the preceding year's annual meeting of stockholders (June 8, 2020).

Whom should I contact if I have additional questions or would like additional copies of the proxy materials?

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should refer to the instructions on the Notice, or you can request materials at www.proxyvote.com.

PROPOSAL 1— ELECTION OF DIRECTORS

Composition of Our Board of Directors

Our Board of Directors currently consists of eight members. In accordance with our Amended and Restated Certificate of Incorporation in effect as of the date hereof, each elected director shall hold office for a term expiring at the Company's next annual meeting of stockholders and until a successor has been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

The authorized number of directors may be changed only by our Board of Directors. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy, including vacancies created by an increase in the number of directors, serves for the remainder of the previous director's full term or until the director's successor is duly elected and qualified or his or her death, resignation, retirement, disqualification or removal from office.

Our Amended and Restated Certificate of Incorporation in effect as of the date hereof provides that any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class; provided, however, that at any time when Magnus or any successor or affiliates beneficially owns, in the aggregate, 50% or more of the then-outstanding shares of stock of the Company, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of all the then-outstanding shares of stock of the Company. As of the Record Date, Magnus and its affiliates beneficially owned, in aggregate, 52.2% in voting power of the then-outstanding shares of stock of the Company.

The following table sets forth the names and certain other information for the nominees for each member of the Board of Directors as of the date of this proxy statement. Key biographical information for each of these individuals is set forth below.

	Age	Position	Director Since
David Maher	52	President and Chief Executive Officer and Director	2018
Yoon Soo (Gene) Yoon	74	Chairman	2011
Jennifer Estabrook(1)(2)	59	Director	2016
Gregory Hewett(2)(3)	51	Director	2016
Sean Sullivan(1)(3)	53	Director	2016
Steven Tishman(2)(3)	63	Director	2016
Walter Uihlein(1)	70	Director	2016
Keun Chang (Kevin) Yoon	44	Director	2019

(1)	Member of our Nominating and Corporate Governance Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Audit Committee.

David Maher, 52, joined the Company in 1991 and was appointed President and Chief Executive Officer of Acushnet Company, effective January 1, 2018. Prior to that, Mr. Maher was Chief Operating Officer from June 2016 to December 2017, Senior Vice President, Titleist Worldwide Sales and Global Operations from February 2016 to June 2016 and Vice President, Titleist U.S. Sales from 2001 to January 2016. Mr. Maher has served on our board of directors since March 2018. Mr. Maher brings to our Board of Directors extensive experience as an executive in the golf industry.

Yoon Soo (Gene) Yoon, 74, has been the Chairman of Fila since 1994 and was the Chief Executive Officer of Fila from 1991 until March 2018. Fila's common stock is publicly traded and its shares are listed on the Korea Exchange. Mr. Yoon has served as the Chairman of our Board of Directors since 2011. Mr. Yoon also served as the Chairman of the Board of Directors of Acushnet Company, our operating subsidiary, from 2011 to October 2016 and served as the President of Acushnet Holdings Corp. from 2011 until May 2016. Mr. Yoon has knowledge and experience in consumer products and has experience as the chairman of Acushnet Holdings Corp. since 2011 and as the Chairman of Acushnet Company from 2011 to 2016. Mr. Yoon is the father of Keun Chang (Kevin) Yoon.

Jennifer Estabrook, 59, has been the President of Fila North America since April 2019. She was Fila North America's Chief Operating Officer from December 2015 to February 2019 as well as Acting President from February 2019 to April 2019. In addition, Ms. Estabrook was the Executive Vice President, Business Operations of Fila USA, Inc. from September 2010 until December 2015. Ms. Estabrook has also been the Head of Global Licensing for Fila Luxembourg S.à.r.l. since 2014 and a member of the Board of Managers of Fila Luxembourg S.à.r.l. since 2007 and has held several other positions at Fila USA, Inc. and its affiliates since 2005. Fila USA, Inc. and Fila Luxembourg S.à.r.l. are wholly-owned subsidiaries of Fila, a public company listed on the Korea Exchange. Ms. Estabrook also serves on the Board of Trustees of the University of Maryland Baltimore Foundation, Inc. Ms. Estabrook served as a member of the board of directors of Acushnet Company, our operating subsidiary, from 2011 to October 2016. Ms. Estabrook has served on our Board of Directors since October 2016. Ms. Estabrook has a multi-faceted background and experience, knowledge and operational experience in consumer products and sporting goods and experience as a director of Acushnet Company since 2011.

Gregory Hewett, 51, is the principal of GH Consulting LLC, a private consultancy for businesses and institutional investors that he founded in March 2015. Previously, Mr. Hewett served at The Blackstone Group L.P. from August 2005 through February 2015 in various capacities, including most recently as a Senior Managing Director. Prior to joining Blackstone, Mr. Hewett served as a director in the Investment Banking Division of Credit Suisse First Boston, which he joined in 2000 when it acquired Donaldson, Lufkin & Jenrette, where he was an Associate in the Investment Banking Division. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Hewett practiced law at Bryan Cave LLP. Mr. Hewett has served on our Board of Directors since October 2016. Mr. Hewett has significant experience in finance.

Sean Sullivan, 53, is the Executive Vice President and Chief Financial Officer of AMC Networks Inc., a position he has held since 2011. Prior to joining AMC Networks Inc., Mr. Sullivan served as Chief Corporate Officer of RMH from 2010 to 2011, Chief Financial Officer of HiT Entertainment from 2009 to 2010 and Chief Financial Officer and President of Commercial Print and Packaging division of Cenveo, Inc. from 2005 to 2008. Mr. Sullivan has served on our Board of Directors since October 2016. Mr. Sullivan has significant experience in finance and operations.

Steven Tishman, 63, is a Managing Director and Global Head of the Mergers and Acquisitions Group at Houlihan Lokey, where he is also a member of the firm's Management Committee, Co-Head of the firm's M&A Commitment Committee and a member of the firm's Corporate Finance Board of Directors. Mr. Tishman joined Houlihan Lokey in January 2012. Previously, Mr. Tishman was a Managing Director at Rothschild Inc., where he served from 2002 to 2012. Prior to joining Rothschild, Mr. Tishman was a Managing Director of Robertson Stephens Inc. from 1999 to 2002, and was a Senior Managing Director of Bear, Stearns & Co. Inc. from 1993 to 1999. Mr. Tishman is currently a trustee of GoodHaven Funds Trust and was previously a director of Cedar Fair L.P., Nautica Enterprises, Inc., Claire's Stores, Inc. and Odimo, Inc. Mr. Tishman has served on our Board of Directors since October 2016. Mr. Tishman has extensive experience in finance and management and serving on other public company boards.

Walter (Wally) Uihlein, 70, our former President and Chief Executive Officer, joined the Company in 1976 and was appointed President and Chief Executive Officer of Acushnet Company in 1995 and was appointed President and Chief Executive Officer of Acushnet Holdings Corp. in May 2016 until his retirement as of January 1, 2018. Mr. Uihlein served as a member of the Board of Directors of Acushnet Company, our operating subsidiary, from 1984 to October 2016, and has served on our Board of Directors since October 2016. In 2005, Mr. Uihlein received the PGA of America's Distinguished Service Award, the organization's highest honor. Mr. Uihlein has extensive experience as an executive in the golf industry, as well as experience as our former President and Chief Executive Officer and as a director of Acushnet Company.

Keun Chang (Kevin) Yoon, 44, has been the President and Chief Executive Officer of Fila since March 2018. Mr. Yoon also served as Chief Financial Officer and Executive Vice President of the Strategic Planning and Footwear Division of Fila from July 2016 until March 2018. Mr. Yoon has also served multiple roles including Manager of Footwear Sourcing, Vice President and Chief Financial Officer of Fila North America as well as other Fila affiliations from February 2009 until October 2016. Fila North America is a wholly-owned subsidiary of Fila, a public company listed on the Korea Exchange. Mr. Yoon has led the successful turnaround of Fila North America and Fila. Mr. Yoon has knowledge and experience in operations within the consumer and sporting goods industry. Mr. Yoon is the son of Yoon Soo (Gene) Yoon.

Vote Required and Board Recommendation

Nominees to serve as directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting.

Unless otherwise instructed, the persons named in the form of proxy card (the "proxyholders") attached to this proxy statement, as filed with the SEC, intend to vote the proxies held by them for the election of each director. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as the Board of Directors may designate. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

Our Board of Directors recommends that you vote "FOR" the election of
Ms. Jennifer Estabrook, Mr. Gregory Hewett, Mr. David Maher, Mr. Sean Sullivan, Mr. Steven Tishman,
Mr. Walter Uihlein, Mr. Gene Yoon and Mr. Kevin Yoon to serve as directors.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company's Corporate Governance Guidelines set forth the principles and practices by which the Board of Directors carries out its responsibilities. These Guidelines help effectively promote the best interests of both the Company and the Company's stockholders, while complying with all applicable laws, regulations and stock exchange requirements. Our Corporate Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, responsibilities of directors, Chief Executive Officer evaluation and succession planning, Board self-evaluation and Board committees and compensation. Our Corporate Governance Guidelines are overseen by the Nominating and Corporate Governance Committee and reviewed annually. These Guidelines may be found on our website at www.acushnetholdingscorp.com/investors under "Governance." The Board will review these guidelines as it deems necessary and appropriate.

Stockholder Engagement
The Company values the viewpoints of its stockholders and key stakeholders and actively engages with them to solicit their feedback. In addition to our Investor Relations department, our President and Chief Executive Officer and Chief Financial Officer participated in numerous outreach activities and feedback from these meetings was discussed at meetings of the Board of Directors. Stockholders and other interested parties may access investor information about our Company through our website at www.acushnetholdingscorp.com.

Board Leadership Structure

Committees of our Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee consists of Mr. Sullivan, who serves as the Chair, and Messrs. Hewett and Tishman. Messrs. Sullivan, Hewett and Tishman qualify as independent directors under NYSE listing standards and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each of Messrs. Sullivan, Hewett and Tishman qualify as an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee is to assist our Board of Directors in overseeing:

•	the quality and integrity of our financial statements (including the effectiveness of internal controls over financial reporting);

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm's qualifications, performance and independence; and

•	the performance of our internal audit function.

The Audit Committee also prepares the audit committee report required by the SEC to be included in our proxy statement. Our Board of Directors has adopted a written charter for the Audit Committee, which may be found at www.acushnetholdingscorp.com/investors under "Governance."

Compensation Committee

Our Compensation Committee consists of Ms. Estabrook, who serves as the Chair, and Messrs. Hewett and Tishman. The purpose of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to:

•	setting the compensation of our executive officers and directors;

•	administering our incentive and equity-based compensation plans; and

•	preparing the compensation committee report and Compensation Discussion and Analysis required to be included in our proxy statement under the rules and regulations of the SEC.

Our Board of Directors has adopted a written charter for the Compensation Committee, which may be found on our website at www.acushnetholdingscorp.com/investors under "Governance."

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to any employee of the Company, other than our executive officers, under our incentive compensation or other equity-based plans, subject to compliance with the applicable plan and the laws of our state of jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors.

The Compensation Committee has engaged Pearl Meyer & Partners, LLC ("Pearl Meyer") to provide compensation consulting services to the Committee. Pearl Meyer provides the Compensation Committee with customized information and advice related to cash and equity compensation for the Board of Directors and our executive officers. These services include, but are not limited to: establishment of peer companies for benchmarking, pay analysis, equity comparisons, pay trends and recommendations on compensation changes. Pearl Meyer reviews the peer benchmarking group annually and may make recommendations for replacement, including where a company has been acquired or merged. Pearl Meyer also periodically reviews our director compensation program.

As a controlled company, we are entitled to rely upon the exemption from the requirement that we have a compensation committee composed entirely of independent directors. Notwithstanding the availability of this exemption, our Board of Directors has determined that each member of our Compensation Committee meets the independence requirements under NYSE listing standards and SEC rules and regulations, and that each of Messrs. Hewett and Tishman is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Uihlein, who serves as the Chair, and Mr. Sullivan and Ms. Estabrook. As a controlled company, we are entitled to rely upon the exemption from the requirement that we have a nominating and corporate governance committee. Notwithstanding the availability of this exemption, our Board of Directors has determined to have this standing committee and that Ms. Estabrook and Mr. Sullivan meet the independence requirements under NYSE listing standards and SEC rules and regulations. The purpose of the Nominating and Corporate Governance Committee is to, among other things:

•
identify individuals qualified to become directors, consistent with the criteria approved by our Board of Directors and select, or recommend that our Board of Directors select, the director nominees for the next annual meeting of stockholders or to fill vacancies or newly created directorships that may occur between such meetings;

•	develop and recommend to our Board of Directors a set of corporate governance principles;

•	oversee the evaluation of our Board of Directors and management;

•	recommend members of our Board of Directors to serve on committees of our Board of Directors and evaluating the operations and performance of such committees;

•	oversee and approve the management continuity and succession planning process; and

•	otherwise take a leadership role in shaping our corporate governance.

Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which may be found at www.acushnetholdingscorp.com/investors under "Governance."

Meetings of the Board of Directors and its Committees

During 2019, our Board of Directors met five times, our Audit Committee met seven times, our Compensation Committee met four times and the Nominating and Corporate Governance Committee met four times. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such member served.

The Board does not have a formal policy regarding the attendance of directors at meetings of stockholders, but all directors are expected to make best efforts to attend the Annual Meeting of Stockholders. In 2019, all nine of our directors in office at such time attended the Annual Meeting of Stockholders.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet regularly in executive session without members of management present. If the group of non-management directors includes directors who have not been determined to be independent, then the independent directors will meet in a private session at least once a year. A director designated by the non-management or independent directors, as applicable, presides at the executive sessions.

Role of the Board in Risk Oversight

Our Board of Directors and its three standing committees take an active role in overseeing the management of risks that could impede the Company from achieving its strategic and operational objectives. Our President and Chief Executive Officer and other executive officers report regularly to our Board of Directors, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee	Compensation Committee	Nominating and Governance Committee
Oversees risks related to:	Oversees risks related to:	Oversees risks related to:

Financial statement integrity and quality	Executive and non-executive compensation policies	Governance structure and processes
Effectiveness of the internal control environment and the external auditors	Human capital management	Board/Management succession planning
Legal and regulatory compliance		Conflicts of interest
Related-party transactions		Environmental and social initiatives
Shareholder concerns

Director Nominations

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. It is expected that the Nominating and Corporate Governance Committee will consider (a) individual qualifications, including strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially and (b) all other factors it considers appropriate, which may include board diversity, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company's business and structure.

Stockholders may also nominate directors for election at the Company's annual stockholders meeting by following the provisions set forth in the Company's Bylaws, whose qualifications the Nominating and Corporate Governance Committee will consider.

Code of Business Conduct and Ethics

Our reputation for conducting our business ethically and according to the highest standards is one of our most valued assets and is well-earned. Our Code of Business Conduct and Ethics ("Code") describes our legal and ethical responsibilities and is the cornerstone of our compliance program. Our Code applies to all of our directors, officers and employees, including our principal executive officer and our principal financial and accounting officer. Our Code is available on our website at www.acushnetholdingscorp.com/investors under "Governance," and is a "code of ethics," as defined in Item 406(b) of Regulation S-K. We expect to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code on our website.

Corporate Social Responsibility

We are committed to operating our business in a socially responsible manner considerate of our stockholders, employees, customers, suppliers and communities in which we work. Our goal is to incorporate this commitment into every aspect of our business, including: the design, quality, safety and sourcing of our products; the safety, enrichment and equitable treatment of our associates; our pursuit of environmentally-friendly processes; volunteer efforts in our communities; and our strict adherence to all laws, regulations and best practices. More information on these efforts is available below and on our recently launched Corporate Social Responsibility website (also available under "Governance").

Governance and Oversight

Our Corporate Social Responsibility efforts are led and managed by senior management. The Nominating and Corporate Governance Committee has oversight of these efforts and is briefed by senior management periodically.

Environmental Initiatives

In early 2020, we initiated an enhanced sustainability review at our golf ball manufacturing facilities in the United States, with the goal of reducing our carbon footprint and developing a quantifiable sustainability program in our operations worldwide. Our commitment to the environment is not new. Our U.S. golf ball manufacturing facilities produce almost zero landfill waste. In addition, we have invested in reducing energy, water usage and waste, and in increasing use of recycled and environmentally-friendly materials for many years. Examples of past and current initiatives include:

•	U.S. golf ball manufacturing facilities receive nearly 30% of the plants' energy needs from solar farm projects.

•
An additional 36% of our golf ball manufacturing facilities' energy needs are met from cogeneration facilities that use exhaust heat from electricity generation in our processes and to heat the facilities.

•
In 2018, our Thai golf ball manufacturing facility received the "Green Star Award" from the Industrial Estate Authority of Thailand, signifying excellence in the areas of environmental management, environmental best practices and community engagement.

•
Investment of over $16 million in energy efficiency projects since 2007, including LED lighting, high efficiency equipment and investment in a battery energy storage system that stores excess energy for use during peak demand periods, easing stress on the power grid. By increasing energy efficiency and conservation efforts, we have decreased greenhouse gas emissions thus reducing the demand for fossil fuel consumption by power grid utilities and have reduced natural gas consumption by our facility boilers.

Our environmental commitment is not limited to our products, but also extends to our choice of packaging suppliers. Our key golf ball packaging provider is carbon neutral, uses recyclable inks and renewable energy, and is certified by the Forest Stewardship Council and the Sustainable Forest Initiative. In addition, many of our golf gloves are contained in recycled rPET plastic packaging.

Employee Safety, Health and Wellness
No activity is so important that it cannot be done safely. Unlike our competitors, we manufacture all of our golf balls and assemble all of our golf clubs. In doing so, we are committed to minimizing the possibility of associate injuries and illnesses by strictly complying with all occupational safety and health laws and regulations, and by using appropriate control technologies and programs. This commitment is part of our culture and includes the following achievements:

•
All of our U.S. golf ball manufacturing facilities and our U.S. packaging facility have been recognized by the U.S. Occupational Safety and Health Administration as "VPP Star" facilities. The VPP Star program is a "Voluntary Protection Program," by which eligible facilities voluntarily commit to an enhanced program of protection for its manufacturing employees. The operation of our Thai facility is virtually indistinguishable from our US operations from a health and safety perspective and is certified to the ISO 9001 quality standard.

•
The operation of our golf glove factory in Thailand is certified to the TLS 8001 Thai labor standard, ISO 9001 quality standard, ISO 14001 environmental standard and ISO 45001 occupational health and safety standard.

Acushnet HealthWise, Wellness For Life, is an associate initiative creating a climate and culture that encourages and supports associate wellness needs. Through partnerships with the medical community and HealthWise Coaches, associates gain access to high quality health and wellness services.

In addition, we are committed to maintaining a diverse, inclusive, safe, secure and healthy work environment. In the near term, we are focusing on associate development and retention by implementing a new talent management process and refreshing our performance management process.
Supply Chain and Human Rights

    We strive to do business with suppliers that share our commitment to ethical business principles. To support this goal, our Supplier Citizenship Policy (available on our website at www.acushnetholdingscorp.com/investors under "Governance") establishes guidelines for the supply chain that respect human rights, workplace safety and protection of the environment. We expect all of our suppliers worldwide to conduct their business activities according to this policy and in compliance with all applicable national and international laws and regulations. In addition, each year, we file with the SEC a Form SD and related Conflict Minerals Report that describes our efforts to ensure that the tin, tantalum, tungsten and gold in our products is responsibly sourced.

Community Engagement

Our commitment extends to our community through direct Company engagement. We also encourage our associates to give back by providing their time to the community and through monetary contributions. Recent and ongoing community engagement includes:

•	Partnership with the United Way through corporate fundraising, holiday giving and food, clothing and school supply drives.

•	Sponsorship of Folds of Honor, a nonprofit that provides educational scholarships to the children and spouses of fallen and disabled military service members.

•
Local initiatives, such as hosting of A Bed for Every Child, where Company associates volunteered to build beds for children in need and food drives and related donations to local homeless shelters delivered by volunteer associates.

Controlled Company Exemption

Acushnet is a “controlled company” within the meaning of the rules of the NYSE because Magnus owns more than 50% of our outstanding shares of common stock. Consequently, we are not required to comply with certain of the NYSE corporate governance requirements, such as the requirement to have a majority of independent directors on our Board of Directors, or the requirement to have a compensation committee and nominating and corporate governance committee comprised of independent directors. Notwithstanding the availability of these exemptions, our Board of Directors has determined to have an entirely independent Compensation Committee and a Nominating and Corporate Governance Committee.

Director Independence

Because we are a controlled company, we are afforded an exemption from NYSE listing standards that would otherwise require that our Board of Directors be comprised of a majority of independent directors. Our Corporate Governance Guidelines define "independent" director in accordance with NYSE listing standards and require the review of the independence of all directors at least annually. Consistent with this, our Board of Directors has undertaken a review of the independence of each director and director nominee and determined that Messrs. Hewett, Sullivan and Tishman and Ms. Estabrook are independent under our and NYSE listing standards, that Ms. Estabrook and Messrs. Hewett and Tishman meet the additional independence requirements applicable to compensation committee members under NYSE listing standards, and that Messrs. Sullivan, Hewett and Tishman also meet the additional independence requirements of Rule 10A-3 of the Exchange Act applicable to audit committee members.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accountant and to audit our consolidated financial statements for the fiscal year ending December 31, 2020. The Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment. PwC was our independent registered public accounting firm for our 2019 audit.

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm, including the fees for those services, subject to the de minimis exception for non-audit services provided by SEC rules. Additionally, the Audit Committee may delegate to one or more members the authority to review and pre-approve any such services in between the Audit Committee's regular meetings. Any such pre-approval will be subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting.

Before selecting PwC, the Audit Committee considered the firm's qualifications as independent registered public accountants and concluded that, based on its prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for us by PwC would impair PwC's independence and concluded that they did not. If the stockholders do not ratify the selection of PwC, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and its stockholders.

A representative of PwC will attend our Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Fees Paid to Our Independent Registered Public Accounting Firm

The aggregate fees for professional services rendered by our principal accountants, PwC, for the years ended December 31, 2019 and 2018 were:

	Year Ended December 31,
	2019	2018

Audit Fees(1)	$4,869,700	$4,686,235
Audit-Related Fees(2)	131,306	148,000
Tax Fees(3)	665,439	488,537
All Other Fees(4)	2,147	12,607
Total	$5,668,592	$5,335,379

(1)
"Audit Fees" consist of professional services rendered in connection with the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of our quarterly financial statements presented in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Audit fees also include professional services rendered in connection with the audit of our annual financial statements prepared on an International Financial Reporting Standards ("IFRS") basis and provided to Fila. Fila has agreed to reimburse us for fees related to these services.

(2)
"Audit-Related Fees" generally consist of assurance and related services, including audits of financial statements of employee benefit plans, that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above.

(3)	"Tax Fees" include the aggregate fees billed in each such year for professional services rendered by the independent auditors for tax compliance and the preparation of tax returns and refund requests.

(4)
"All Other Fees" include the aggregate fees billed in each such fiscal year for products and services by the independent auditors that are not reported under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

Vote Required and Board Recommendation

Stockholder ratification is not required for the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2020; however, our Board of Directors is submitting the selection of PwC to our stockholders for ratification because we value our stockholders' views on our independent registered public accounting firm.

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of PwC as our independent registered public accountants for fiscal year 2020.

Our Board of Directors recommends that you vote "FOR" the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2020.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included under the heading "Information About Our Board of Directors and Corporate Governance-Board Leadership Structure" in this proxy statement. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company's internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards adopted by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

Submitted by the Audit Committee of the Company's Board of Directors:

Sean Sullivan, Chair
Gregory Hewett
Steven Tishman

PROPOSAL 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and compensation tables and related narrative discussion. While the results of the vote are non-binding and advisory in nature, the Board intends to consider the results of this vote.

At the 2017 Annual Meeting of Stockholders, the Company also held an advisory vote on the frequency of future say-on-pay votes. Our stockholders voted in favor of an annual say-on-pay vote and the Company has elected to follow such recommendation.

The text of the resolution in respect of Proposal 3 is as follows:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED."

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 19 to 28, as well as the discussion regarding the Compensation Committee on pages 10 and 11.

The shares represented by your proxy will be voted "FOR" the approval of the compensation paid to our named executive officers unless you specify otherwise.

Our Board of Directors recommends that you vote "FOR" the approval of the compensation paid to our named executive officers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to explain our compensation philosophy and describe the decisions made by the Compensation Committee with respect to the fiscal 2019 compensation for each of our President and Chief Executive Officer ("CEO"), our Executive Vice President, Chief Financial Officer ("CFO") and Chief Accounting Officer ("CAO") and the three other most highly compensated executive officers who were serving as such as of December 31, 2019. These five executives are referred to in this Compensation Discussion and Analysis and accompanying tables as our named executive officers:

Name	Title
David Maher	President and Chief Executive Officer
Thomas Pacheco	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Christopher Lindner	President - FootJoy
Mary Louise Bohn	President - Titleist Golf Balls
Steven Pelisek	President - Titleist Golf Clubs

Executive Compensation Governance Practices and Principles

Our executive compensation program, similar to our compensation program for employees generally, is aligned with our business strategy and culture. The key priorities of our executive compensation program are to attract, motivate and retain world class talent to drive Acushnet Company's success while stewarding golf's leading performance and quality brands. We have designed our executive compensation program to align the compensation actually earned by our named executive officers with our performance by competitively rewarding good performance and more aggressively rewarding superior performance.

A key objective of our executive compensation program is to provide an opportunity for total compensation (consisting of base salary, annual cash incentive compensation and long-term incentive compensation) that:
•aligns the interests of management with those of our stockholders;
•attracts, retains and motivates top-tier talent;
•promotes desired behavior without encouraging unnecessary and excessive risk; and
•rewards executives for superior performance when compared to the market and our competitors.

In establishing the mix of the elements of, and determining appropriate levels for, our executive compensation program, we are generally guided by the following principles:

•Compensation levels should be sufficiently competitive to attract and retain the executive talent needed to achieve and maintain a leadership position in the markets in which the Company competes.

The Compensation Committee does not formulaically target or position executive compensation at a specific percentile relative to market data, but seeks to set compensation at a competitive level with similar positions at comparable companies. As most of the Company’s direct competitors do not publicly report their compensation practices, in addition to considering the compensation practices of our peer group companies listed in "Resources Guiding Compensation Decisions" below, the Compensation Committee also reviews available compensation data provided by the Company's independent compensation consultant, Pearl Meyer & Partners, LLC ("Pearl Meyer"), from a broader range of companies in comparable industries and of comparable size (measured by revenue) and business operations. Executive officer compensation is then compared to that of executives holding similar positions in this composite market group, consisting of peer group and other market data.

•A significant portion of total compensation should be tied to Company performance.

Annual cash incentive and long-term incentive compensation represent a significant majority percentage of each named executive officer’s compensation opportunity and are tied directly to Company performance. Under the Company’s compensation plans, performance above target goals results in compensation above target levels, and performance below target goals results in compensation below target levels.

•Compensation should reflect each executive's position, responsibility and experience, and performance-based compensation should comprise a greater proportion of total compensation for senior positions.

Total compensation should generally increase with each executive's responsibility and experience. A greater percentage of total compensation should be performance-based and, therefore, placed at risk as position and responsibility increase. Accordingly, our named executive officers, who have greater roles and responsibility for achieving the Company’s performance goals, bear a greater proportion of the risk that those goals are not achieved and receive a greater proportion of the reward if those goals are met or surpassed.

•Incentive compensation should strike a balance between rewarding short-term and long-term performance.

The Company’s executive compensation program focuses management on achieving strong annual performance in a manner that is intended to support the Company’s long-term success and profitability. Accordingly, the Company offers competitive annual cash incentives, while placing a greater emphasis on long-term incentives to further align management and stockholder interests. The Company also pays incentive compensation based upon the achievement of Company goals rather than individual business unit goals to encourage decision making that is in the best interests of the Company as a whole, rather than any business unit in particular.

Role of the Compensation Committee, the Board and Executives in Compensation Decisions

The Compensation Committee seeks to implement an executive compensation program that reflects the business priorities of the Company and is designed to attract, motivate and retain top-level executives and that is also aligned with short- and long-term value creation. The Compensation Committee is responsible for overseeing all aspects of our executive compensation program, including determining and approving base salaries, annual incentive compensation, long-term incentive compensation and other benefits provided to the named executive officers. Specific decisions made by our Compensation Committee with respect to the compensation of our named executive officers for 2019, as described in more detail below, were also generally ratified by the full Board.

The Compensation Committee considers executive compensation matters with input and recommendations from Pearl Meyer, as well as from the Company's President and CEO and its Senior Vice President and Chief Human Resources Officer (other than with respect to their own compensation). The Company’s Executive Vice President, CFO and CAO and other members of senior management also participate in setting the Company’s business plan that informs the short- and long-term performance targets established by the Compensation Committee for use in the Company’s annual cash and long-term incentive programs.

Say on Pay Vote Outcome and Stockholder Engagement

As part of its review of the Company’s executive compensation program, the Compensation Committee also considered the results of the advisory vote of stockholders regarding executive compensation taken at the Company’s 2019 Annual Meeting of Stockholders, where nearly 99% of those shares voted supported our compensation practices.

Based on this strong level of support and its review of our program, the Compensation Committee determined that the Company’s executive compensation program continued to be aligned with the Company's overall business strategy and supported our philosophy of rewarding good performance and more aggressively rewarding superior company performance.

Additional information concerning the responsibilities of the Compensation Committee is set forth in “Information About our Board of Directors and Corporate Governance-Board Leadership Structure-Committees of our Board of Directors-Compensation Committee” above.

Resources Guiding Compensation Decisions

Named executive officer compensation for 2019 was set using the following references:

Internal References	External References
• Historical company and individual performance	• Direct competitor and peer group pay data
• Business strategy and outlook	• Industry/broader market survey pay data
• Position criticality and demand	• Performance compared to competitors/market

Certain references can be given more weight than others, depending on the nature of the decision being made.

Most of the Company’s direct competitors are not stand-alone publicly traded companies; rather, they are part of larger corporate conglomerates and/or are privately held. Thus, it can be difficult to obtain meaningful specific comparative data on their golf businesses. In addition, the Company often competes for executive talent with companies outside the golf industry. As a result, as mentioned above, the Compensation Committee considers composite market group information that includes both compensation levels for executives in similar positions at our peer group companies and other companies of similar size, sector and business profile, even if in different industries.

The Compensation Committee has engaged Pearl Meyer as its independent outside compensation consultant to provide advice about whether the Company’s compensation program is generally consistent with the Company’s guiding principles and continues to be aligned with stockholder interests and with evolving best practices. Pearl Meyer representatives report directly to the Compensation Committee, generally attend each Compensation Committee meeting and have assisted the Compensation Committee in an assessment of comparative market data and compensation trends relevant to the setting of the Company’s compensation levels for 2019 and beyond.

The Company’s peer group is reviewed periodically and updated as appropriate to ensure that the companies in the group continue to serve as a reasonable source of comparison for compensation purposes. The Company’s peer group for purposes of 2019 executive compensation decisions consisted of the following 14 companies:

American Outdoor Brands Corp.	G III Apparel Group	Steve Madden
Callaway Golf Company	Helen of Troy	Tempur Sealy International
Columbia Sportswear Companies	La-Z-Boy	Vista Outdoor Inc.
Deckers Outdoor Corp.	Oxford Industries, Inc.	Wolverine Worldwide
Fossil Group, Inc.	Skechers USA, Inc.

In connection with its most recent review of the Company’s peer group in July 2019 in preparation for the 2019/2020 executive compensation review, the Compensation Committee decided it will replace American Outdoor Brands Corp., Columbia Sportswear Companies and Skechers USA, Inc. with Crocs, Inc., Energizer Holdings, Inc. and Kontoor Brands, Inc. to better reflect the Company's positioning as a brand owner with significant business outside the United States and owned manufacturing operations.

Components of our Executive Compensation Program

The 2019 executive compensation program consists of base salary and annual cash incentives, together with equity compensation for each named executive officer that was granted in the form of restricted stock units ("RSUs") and performance stock units ("PSUs"). These equity grants were intended to motivate performance for 2019, 2020 and 2021.

Each of these elements of compensation, discussed further below, is intended to reward and motivate executives in different ways consistent with the Company’s overall guiding principles for compensation. The amount of total compensation intended to come from each element varies with an executive’s position, level of responsibility, experience and demand for the position, and reflects the principles that total compensation should increase with position, responsibility and experience and that a greater percentage of an executive’s total compensation should be tied to corporate performance, and therefore be at risk, as an executive’s position and responsibilities increase.

Element of Pay	Summary	Purpose
Base Salary	• Fixed compensation provided for service in a particular role	• Provide a secure form of income for executives
Annual Cash Incentive	• Adjusted EBITDA(1) based incentive plan	• Incentivize achievement of the annual operating plan
RSUs	• Time-based equity awards	• Retain executives and motivate them to achieve superior business results over long-term
PSUs	• Performance-based equity awards that vest upon the achievement of operating income and return on invested capital metrics	• Motivate executives to achieve superior business results that focus on profitability and the effective use of capital and also align management and stockholder interests
Other	• Limited perquisites which may include a 401(k) Plan participant match, reimbursement of country club dues and golf equipment, gear and wear	• Encourage retirement savings and enhance visibility of the Company's brands in the golf industry

(1)
“Adjusted EBITDA” represents net income (loss) attributable to Acushnet Holdings Corp. adjusted as described in Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations) of our Annual Report on Form 10-K for the year ended December 31, 2019.

Consistent with the Company’s compensation philosophy, the 2019 executive compensation program incorporated a balance of guaranteed and at-risk compensation. Set forth below is an analysis of each of the elements of the 2019 executive compensation program. More detailed information concerning the compensation paid to the named executive officers for 2019 is set forth in the compensation tables and related footnotes and narrative disclosure following this Compensation Discussion and Analysis.

Base Salary

Base salaries serve as the guaranteed cash portion of an executive’s total compensation. Base salary is intended to compensate each named executive officer for performing his or her job responsibilities on a day-to-day basis. Each named executive officer’s base salary is set at a competitive level based upon the named executive officer’s experience, position and scope of responsibility. In setting an executive’s base salary, the Compensation Committee considers the complexity of the individual's job requirements, the performance expectations associated with the position and market data as described above, as well as each named executive officer’s base salary relative to the Company's other executive officers. The Compensation Committee reviews base salaries annually and makes adjustments as appropriate in light of individual performance as well as any changes in nature or scope of a named executive officer’s duties and/or the competitive marketplace.

Based on this review, the Compensation Committee increased the base salaries for Messrs. Maher and Pelisek by 7% and 9%, respectively, to align their salaries more closely with the base salaries of executives holding similar positions at companies within our composite market group. Mr. Pacheco's 2019 base salary was determined by the Compensation Committee in connection with his promotion to Executive Vice President, CFO and CAO of the Company from his previous position as Senior Vice President, Finance effective January 1, 2019. In setting Mr. Pacheco's compensation, the Compensation Committee considered executive pay within our composite market group, as well as the fact that Mr. Pacheco was a first-time CFO who had been promoted internally. Ms. Bohn and Mr. Lindner received a company-standard 3% increase in base salary for 2019.

The base salary for each of the named executive officers at the end of 2019 was as follows:

Name	2019 Base Salary
David Maher	$800,000
Thomas Pacheco	$425,000
Christopher Lindner	$491,000
Mary Louise Bohn	$487,000
Steven Pelisek	$484,000

Annual Cash Incentives

In addition to receiving a base salary, each named executive officer has the opportunity to earn an annual cash incentive, which serves as the short-term incentive compensation element of our executive compensation program. As noted above, the annual cash incentive payment is based upon the Company’s Adjusted EBITDA achieved for the fiscal year and is intended to incentivize our named executive officers to drive a high-level of corporate performance and execute the Company's annual business plan. The Compensation Committee chose Adjusted EBITDA as the metric for our annual cash incentives because it is an important measure of company financial performance and rewards increased Company profitability. In addition, this metric provides a consistent measure that is well understood by our employees from our time as a privately held company, and it is the primary metric used in our credit facility and in the development of our strategic plans.

Annual Cash Incentive Opportunity.     For 2019, annual cash incentive opportunities for the named executive officers were dependent upon the Company achieving certain Adjusted EBITDA targets, with correspondingly higher incentive payouts for stronger performance, up to a maximum award level.

	Threshold (50%)	Target (100%)	Maximum (200%)
Adjusted EBITDA	$224.4M	$240M	$255.6M
Percentage of target	93.5%	100%	106.5%
Payout opportunity (as a % of target)	50%	100%	200%

If the Company’s Adjusted EBITDA results are between threshold and target levels, or between target and maximum levels, straight line interpolation is used to determine the percentage of the incentive target that is achieved.

When setting the threshold, target and maximum levels of the Adjusted EBITDA performance goal for 2019, the Compensation Committee considered the Company’s performance in 2018, the Company’s 2019 operational goals and the competitive climate in the marketplace, and established a 2019 target at a level that represents positive improvement over 2018 results. Each named executive officer's incentive target was set as a percentage of base salary, reflecting his or her position, responsibility and experience, and was set to be competitive with the cash bonus and total compensation of similarly positioned executives of comparable companies. The 2019 incentive target, as a percentage of base salary, for Ms. Bohn and Messrs. Maher, Lindner and Pelisek remained unchanged from their respective 2018 incentive targets; Mr. Pacheco's incentive target was set at 60% of his base salary, based on the Compensation Committee's determination after taking into account his promotion to Executive Vice President, CFO and CAO of the Company.

Incentive targets for 2019 for each of the named executive officers were as follows:

Name	Targeted % of Base Salary	Base Salary	Incentive
David Maher	100%	$800,000	$800,000
Thomas Pacheco	60%	$425,000	$255,000
Christopher Lindner	55%	$491,000	$270,050
Mary Louise Bohn	55%	$487,000	$267,850
Steven Pelisek	55%	$484,000	$266,200

Actual 2019 Annual Cash Incentive Payout.     The Company achieved 2019 Adjusted EBITDA(1) of $240.1 million, which included Adjusted EBITDA resulting from the July 2019 acquisition of LK International AG ("KJUS"), which designs premium performance ski, golf and lifestyle apparel.  The Compensation Committee exercised its discretion to include a portion of the 2019 Adjusted EBITDA attributable to KJUS in the calculation of Adjusted EBITDA for annual incentive purposes, but only to the extent 2018 Adjusted EBITDA had been negatively impacted by previous acquisitions. This resulted in an achievement level of 96% of the incentive target for each of the named executive officers, based on a straight-line interpolation between the threshold and the target performance levels described above. After taking into account the KJUS acquisition as described above, no positive or negative discretion was exercised by the Compensation Committee with respect to the determination of 2019 incentive program payouts, which are set forth in the table below.

Name	Incentive Target	Achievement Level	Incentive Payout
David Maher	$800,000	96.0%	$768,000
Thomas Pacheco	$255,000	96.0%	$244,800
Christopher Lindner	$270,050	96.0%	$259,248
Mary Louise Bohn	$267,850	96.0%	$257,136
Steven Pelisek	$266,200	96.0%	$255,552

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Key Performance Measures,” Item 7 of Part II in our Annual Report on Form 10-K for the year ended December 31, 2019, for a reconciliation of Adjusted EBITDA to net income attributable to Acushnet Holdings Corp., the most directly comparable GAAP financial measure.

Long-Term Incentives

PSUs and RSUs.     Consistent with its compensation philosophy, the Compensation Committee placed an outsized portion of each named executive officer's total compensation in the form of long-term, stock-based, incentive compensation, thus linking the interests of the named executive officers with the Company's stockholders. In addition, within the Company's long-term incentive compensation framework, the Compensation Committee placed more named executive officer compensation "at risk" in the form of PSUs with the intent of ensuring that above-market compensation required above-market performance. Sixty percent (60%) of each named executive officer's grant value was issued in the form of PSUs, with the remaining forty percent (40%) in the form of RSUs. The RSUs vest ratably over a three-year period, generally subject to the named executive officer's continued employment with the Company through each vesting date, and the PSUs will cliff-vest after three years, generally subject to the named executive officer's continued employment with the Company and the Company's achievement of predetermined performance metrics. Fifty percent (50%) of the PSU awards are eligible to be earned based on the Company's achievement of certain three-year cumulative adjusted operating income goals and fifty percent (50%) are based on the Company's three-year average return on invested capital. The Compensation Committee chose adjusted operating income because it both measures how profitably management is operating the Company over a three-year period and is distinct from the profitability metric (Adjusted EBITDA) used in the Company's annual cash incentive plan and return on invested capital because it measures the efficiency of the Company's deployment of capital. The Compensation Committee's current intention is to make long-term incentive grants annually.
In determining the target value of the RSUs and PSUs, the Compensation Committee worked with Pearl Meyer to review each named executive officer's total compensation in relation to comparative composite market group data and the Company's desire to link named executive officer compensation to stockholder return. Based on these considerations, the Compensation Committee established an annual target value for each executive officer's long-term incentive grants that was intended to appropriately incentivize our named executive officers to help the Company achieve and maintain its leadership position in the markets where we compete. The target number of shares underlying the RSU and PSU awards was determined by reference to the fair value of our common stock as of the date the Compensation Committee approved the grants.

2019 Long-Term Incentive Grants
Name and Award Type	Grant Date	Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards at Target ($)

David Maher	—	—	—
RSU	2/14/2019	52,834	1,240,014
PSU	2/14/2019	79,251	1,860,021
Thomas Pacheco	—	—	—
RSU	2/14/2019	10,226	240,004
PSU	2/14/2019	15,339	360,006
Christopher Lindner	—	—	—
RSU	2/14/2019	13,635	320,013
PSU	2/14/2019	20,452	480,008
Mary Louise Bohn	—	—	—
RSU	2/14/2019	13,635	320,013
PSU	2/14/2019	20,452	480,008
Steven Pelisek	—	—	—
RSU	2/14/2019	13,635	320,013
PSU	2/14/2019	20,452	480,008

Benefits and Perquisites

The named executive officers receive various benefits in order to enhance their productivity, provide for healthcare needs and encourage work/life balance. In addition to providing the named executive officers with the same broad-based health and welfare benefits made available to our employees generally, including health, dental and vision coverage, coverage under various insurance plans, including life, long-term disability, and accidental death and dismemberment insurance, as well as paid time off, the Company also provides the named executive officers with subsidized country club memberships and a limited amount of the Company's golf equipment, gear and wear, in each case, consistent with the Company's position as a leader in the golf industry.

The Company from time to time provides other benefits to employees or officers as a group or to an individual officer as warranted, including, for example, in connection with executive relocations, as it did for Mr. Lindner in 2018. See the “Summary Compensation Table” and related footnotes below for additional information about the value of benefits and perquisites provided to our named executive officers in 2019.

Retirement Plans

The Company maintains a qualified defined benefit pension plan, a nonqualified defined benefit pension plan and a qualified defined contribution plan that provide for the payment of retirement benefits to participants. After meeting certain requirements, an employee acquires a vested right to benefits under these plans.

Pension Plan.     The Company has historically provided retirement plan benefits to its employees under the Acushnet Company Pension Plan (the “Pension Plan”). The Pension Plan is a qualified defined benefit pension plan that provides retirement benefits commencing on the participant’s normal retirement date, which is the first day of the calendar month coincident with or next following a participant’s 65th birthday, based on participant earnings. Each of our named executive officers, other than Messrs. Pacheco and Lindner (who both commenced employment after the Pension Plan was closed to new participants), is a participant in the Pension Plan and is fully vested in his or her benefits under the Pension Plan. Payouts under the Pension Plan are normally made in the form of a life annuity, unless another payment option is elected. Effective December 31, 2015, the Pension Plan was closed to new participants and benefit accruals ceased for members (1) who had not then attained 50 years of age and completed at least ten years of service or (2) who did not then have a combined age and years of service of 70 or more.

SERP.     The Company also maintains a supplemental executive retirement plan (the “SERP”), which is an unfunded excess benefit plan that supplements the benefits payable under the Pension Plan. Each of our named executive officers, other than Messrs. Pacheco and Lindner, is a participant in the SERP and is fully vested in his or her benefits under the SERP. Benefits payable under the SERP are generally paid to participants in a lump sum during the 60-day period following the participant’s retirement date, subject to any delay required under applicable tax rules. Effective December 31, 2015, the SERP was amended to cease benefit accruals for participants (1) who had not then attained 50 years of age and completed at least ten years of service or (2) who did not then have a combined age and years of service of 70 or more. From time to time, the Company may make contributions to a rabbi trust to fund the benefits under the SERP.

Defined Contribution Plan.    The Acushnet Company 401(k) Plan (the “401(k) Plan”) allows participants to defer a portion of their compensation into the 401(k) Plan, with the Company providing a matching contribution on such deferrals up to 3.5% of the participant’s eligible compensation for those who are eligible to participate in the Pension Plan and 6.0% for those who are not eligible to participate in the Pension Plan. Each of our named executive officers participates in the 401(k) Plan.

Retiree Health Benefits

The Company maintains a retiree medical health plan, which provides medical coverage to employees who retire directly from the Company, have achieved the age of 55, have completed 10 or more years of service and were hired prior to January 1, 2004. The costs under this plan are shared between the Company and the retiree with the split costs based on years of service and date of retirement. This split is specific to each retiree and does not change over time. Under the plan, retirees and their spouses under age 65 are eligible for the same medical and dental plans available to active employees and retirees age 65 and over are eligible for retiree-specific plans. Each of Ms. Bohn and Mr. Pelisek is eligible for the retiree medical plan, and Mr. Maher will become eligible when he reaches 55 years of age. Messrs. Pacheco and Lindner are not eligible for the program, based on their dates of hire.

Deferred Compensation

The Company established the Excess Deferral Plan II (“EDP”) in 2005 for the purpose of providing deferred compensation for a select group of management or highly compensated employees, including Mr. Maher. Our other named executive officers were either not participants in, or eligible for, the EDP. As of July 29, 2011, in connection with a prior sale of the Company, all Company matching contributions and employee contributions to the plan were frozen and employee salary and incentive deferral accounts were distributed. All that remains in the EDP is the portion of participants’ accounts attributable to Company matching credits to the plan made prior to July 29, 2011. See “-Nonqualified Deferred Compensation for 2019” below for information relating to the EDP accounts of our named executive officers.

In December 2017, the Company established the Employee Deferral Plan, a nonqualified deferred compensation plan, for the purpose of allowing eligible participants, including the named executive officers, to elect to defer the receipt of all or any portion of shares of our common stock issuable upon the vesting of PSUs and RSUs under the Acushnet Holdings Corp. 2015 Omnibus Incentive Plan (the "Equity Plan"). Participants who elect to defer PSUs and RSUs will be credited with dividend equivalent rights with respect to their deferred PSUs and RSUs to the extent the Company pays an ordinary cash dividend on our common stock. Mr. Maher and Ms. Bohn elected to defer the receipt of shares under RSU awards that began to vest following the conclusion of the 2018 fiscal year, as further detailed below in “-Outstanding Equity Awards as of December 31, 2019.”

Severance and Change in Control Arrangements

Executive Severance Plan

In 2019, all of our named executive officers except for Mr. Maher were eligible for severance benefits under the Acushnet Executive Severance Plan (the “Executive Severance Plan”) upon a termination of the executive’s employment, except in the event of a termination due to the named executive officer’s resignation (other than a voluntarily termination because his or her job location has been relocated more than 35 miles from the named executive officer’s former job location, for which severance benefits are payable), retirement, death, disability or cause. See “-Potential Payments Upon Termination or Change in Control” below for information relating to the severance payable to our named executive officers under the Executive Severance Plan. Mr. Maher’s severance and change in control entitlements are set forth in the CEO Agreement (as defined below).

During the first quarter of 2019, the Executive Severance Plan was amended and restated to provide for (among other updates) a reduction in the amount of base salary and target bonus to be paid to a covered executive upon a qualifying termination of employment. The provisions of the amended plan, which were effective January 1, 2019, apply to those executives hired as, or promoted to, an executive officer on or after the effective date, including Mr. Pacheco.

Executive Agreements

In connection with Mr. Maher’s promotion to President and CEO, effective January 1, 2018, the Company and Mr. Maher entered into an employment agreement, effective on this same date, setting forth the terms and conditions of his employment with the Company (the “CEO Agreement”).

Under the CEO Agreement, Mr. Maher’s base salary was set at $750,000 for 2018 (subsequently increased to $800,000 in 2019) and his target bonus under our annual cash incentive program was set at 100% of his base salary. Mr. Maher also received an equity grant in the form of RSUs with a grant date fair value of $3,000,000, one-third of which vested on each of January 1, 2019 and January 1, 2020, with the remaining one-third vesting on January 1, 2021, generally subject to his continued employment through that date. In establishing the level of Mr. Maher’s compensation, the Compensation Committee reviewed executive pay, severance provisions and other executive employment agreement terms at our then peer companies as well as within our composite market group, with a focus on those companies that had internal CEO promotions in the last three years. Based on this review, the Compensation Committee set Mr. Maher’s overall compensation at a level that, in light of his promotion to President and CEO, was intended to appropriately incentivize him to help the Company achieve and maintain its leadership position in the markets where we compete. Mr. Maher's severance entitlements under the CEO Agreement are described under "Potential Payments Upon Termination or Change in Control" below.

Stock Ownership Policy

In April 2017, the Board adopted a stock ownership policy reflecting the Board’s belief that executives should accumulate a meaningful level of ownership in Company stock to align their interests with those of our stockholders. The policy (as amended thereafter) provides that our executive officers and directors are required to achieve and maintain minimum stock ownership amounts as follows:

Chief Executive Officer	6 times base salary
Other Section 16 Officers	3 times base salary
Non-Executive Directors(1)	5 times annual cash retainer
(1) Effective as of April 3, 2019. Previously, the stock ownership amount for Non-Executive Directors was three times their annual cash retainer.

Directors and executive officers subject to the policy must attain the required ownership amounts within five years from the later of (1) the date he or she first becomes subject to the stock ownership policy and (2) the date he or she begins service in his or her then-current office and may not sell any Company stock until his or her ownership level exceeds that described here.

Clawback Policy

In addition to the provisions in its Equity Plan that allow for recoupment of incentive compensation in certain circumstances, the Company adopted a stand-alone clawback policy in 2018 that allows the Company to recoup improperly paid incentive compensation. More specifically, if, within three years following a material restatement of the Company's financial results, it is determined that incentive compensation would have been lower based on the restated financial results, the Compensation Committee or Board may seek to recover any such excess payments. Any determination by the Compensation Committee or Board would be without prejudice to other remedies the Company may have for the adjustment or recovery of compensation.

Executive Hedging and Pledging Policy

Our Company policies prohibit our executive officers, including our named executive officers, directors and employees from (i) trading in options, warrants, puts and calls or similar instruments on the Company’s securities or short-selling securities, (ii) engaging in any transactions that are designed to hedge or offset any decrease in the market value of the Company’s securities or (iii) without first obtaining pre-clearance from the Executive Vice President and Chief Legal Officer, pledging the Company’s securities as collateral for a loan, borrowing against any account in which the Company's securities are held or purchasing the Company’s securities on margin.

Compensation Risk Assessment

The potential risks associated with the Company’s compensation programs were considered when these programs were established. It was the judgment of the Board that our compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on the Company. Factors considered by the Board in reaching this judgment included that:

•	the Company provides a competitive base salary, retirement and health benefits programs which are fixed amounts;

•	the Company maintains caps on its management incentive compensation programs;

•	the Company’s equity incentives vest over multiple years;

•	the Company maintains stock ownership guidelines that facilitate ownership and alignment with stockholders;

•	the Company sets performance thresholds that it believes are likely to be achieved, with greater performance requirements for target and maximum goals;

•
incentive compensation results are interpolated between the goals such that once the Company achieves the threshold goal, a small incremental improvement in performance does not result in a large incremental compensation payout;

•	the Compensation Committee retains the right to make negative discretionary adjustments to certain incentive awards to the extent warranted; and

•	the Compensation Committee has the right to cancel outstanding equity-based awards in certain circumstances.

Tax Considerations

As a result of federal tax legislation enacted in December 2017, compensation paid to certain of our executive officers in excess of $1 million will not generally be deductible unless it qualifies for transition relief applicable to certain arrangements and awards in place as of November 2, 2017 that are not materially modified after such date. However, certain compensation payable to our executive officers is also eligible for a special exemption under Section 162(m) that applies to certain compensation paid or awarded during a transition period following our initial public offering that extends until June 8, 2020. The Compensation Committee believes its primary responsibility is to provide a compensation program that satisfies the objectives and principles described in this Compensation Discussion & Analysis and may approve or award compensation that is not tax deductible or that is otherwise limited as to tax deductibility.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Jennifer Estabrook, Chair Gregory Hewett Steven Tishman

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to or earned by the Company’s named executive officers. For a description of the components of the Company’s 2019 executive compensation program, see “Compensation Discussion and Analysis-Components of our Executive Compensation Program.”

Name and Principal Position	Year	Base Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3)	All Other Compensation		Total
David Maher President and Chief Executive Officer	2019	$800,000	$—	$3,100,035	$768,000	$1,197,469	$43,873	(4)	$5,909,377
	2018	$750,000	$—	$3,000,000	$789,750	$230,258	$42,114		$4,812,122
	2017	$575,000	$—	$—	$390,713	$441,232	$32,391		$1,439,336
Thomas Pacheco Executive Vice President, Chief Financial Officer and Chief Accounting Officer	2019	$425,000	$—	$600,010	$244,800	$—	$23,097	(5)	$1,292,907

Christopher Lindner President - FootJoy	2019	$491,000	$—	$800,021	$259,248	$—	$65,666	(6)	$1,615,935
	2018	$477,000	$—	$284,992	$276,255	$—	$119,925		$1,158,172
Mary Louise Bohn President - Titleist Golf Balls	2019	$487,000	$—	$800,021	$257,136	$1,163,224	$34,446	(7)	$2,741,827
Steven Pelisek President - Titleist Golf Clubs	2019	$484,000	$—	$800,021	$255,552	$791,709	$20,247	(8)	$2,351,529

(1)
Represents the aggregate grant date fair value of RSUs and PSUs granted to Ms. Bohn and Messrs. Maher, Pacheco, Lindner and Pelisek in 2019 and the grant date fair value of RSUs granted to Messrs. Maher and Lindner in 2018, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), without taking into account estimated forfeitures. The assumptions made when calculating the amounts for Ms. Bohn and Messrs. Maher, Pacheco, Lindner and Pelisek are found in Note 17 (Equity Incentive Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019 and for Messrs. Maher and Lindner's 2018 grants in Note 17 (Equity Incentive Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018. Terms of the RSUs and PSUs granted in 2019 are summarized under “Compensation Discussion and Analysis-Long-Term Incentives” above. With respect to the PSU grants, the estimate of the grant date fair value determined in accordance with ASC Topic 718, which is based on the probable outcome as of the grant date, assumes vesting at target. Assuming the achievement of maximum performance, the grant date fair value of the PSUs for each of our named executive officers would be as follows: Mr. Maher ($3,720,042); Mr. Pacheco ($720,012); Mr. Lindner ($960,016); Ms. Bohn ($960,016); and Mr. Pelisek ($960,016).

(2)
Represents the actual amounts earned under the Company’s annual cash incentive plan for each of the years presented. For additional information regarding our annual incentive plan, see “Compensation Discussion and Analysis-Components of our Executive Compensation Program-Annual Cash Incentives.”

(3)
The values that appear in the table represent the change in the present value of the retirement benefits under the Pension Plan and the SERP. In general, these values can vary significantly from year to year as a result of changes in the actuarial assumptions that are used to prepare the Company's consolidated financial statements, as well as increases in a participant's pensionable pay and/or his or her receipt of additional years of service credit. For 2019, the change in pension values over 2018 for Mr. Maher was primarily driven by lower interest rate assumptions, an increase in his average level of pensionable pay and his receipt of an additional year of service credit. The benefit formulas under the Pension Plan and the SERP, described below, did not change in 2019. For more information about the Pension Plan and the SERP, see "Pension Benefits for 2019" below.

(4)	Includes compensation for unused accrued vacation; 401(k) employer match of $9,121; annual reimbursement for country club dues; and Company golf equipment, gear and wear.

(5)	Includes compensation for 401(k) employer match of $16,310; and Company golf equipment, gear and wear.

(6)	Includes compensation for 401(k) employer match of $8,400; annual reimbursement for country club dues of $47,000; and Company golf equipment, gear and wear.

(7)	Includes compensation for unused accrued vacation; 401(k) employer match of $9,800; annual reimbursement for country club dues, Company golf equipment, gear and wear.

(8)	Includes compensation for 401(k) employer match of $9,800; annual reimbursement for country club dues; and Company golf equipment, gear and wear.

Other than the CEO Agreement with Mr. Maher, the Company has not entered into any employment agreements with the named executive officers. Each named executive officer participates in the 401(k) Plan and each named executive officer, other than Messrs. Pacheco and Lindner, is entitled to vested benefits under the Pension Plan and SERP. Messrs. Pacheco and Lindner are not eligible to participate in the Pension Plan or the SERP based on their dates of hire. For additional information concerning our retirement programs, see “Compensation Discussion and Analysis-Retirement Plans.”

Grants of Plan-Based Awards in 2019

The following table sets forth certain information with respect to our annual cash incentive program awards, as well as the equity grants made to each of the named executive officers during 2019.

Name and Award Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold	Target	Maximum	Threshold	Target	Maximum
David Maher	—		400,000	800,000	1,600,000	—	—	—	—	—
	2/14/2019	(2)	—	—	—	—	—	—	52,834	1,240,014
	2/14/2019	(3)	—	—	—	39,626	79,251	158,502	—	1,860,021
Thomas Pacheco	—		127,500	255,000	510,000	—	—	—	—	—
	2/14/2019	(2)	—	—	—	—	—	—	10,226	240,004
	2/14/2019	(3)	—	—	—	7,670	15,339	30,678	—	360,006
Christopher Lindner	—		135,025	270,050	540,100	—	—	—	—	—
	2/14/2019	(2)	—	—	—	—	—	—	13,635	320,013
	2/14/2019	(3)	—	—	—	10,226	20,452	40,904	—	480,008
Mary Louise Bohn	—		133,925	267,850	535,700	—	—	—	—	—
	2/14/2019	(2)	—	—	—	—	—	—	13,635	320,013
	2/14/2019	(3)	—	—	—	10,226	20,452	40,904	—	480,008
Steven Pelisek	—		133,100	266,200	532,400	—	—	—	—	—
	2/14/2019	(2)	—	—	—	—	—	—	13,635	320,013
	2/14/2019	(3)	—	—	—	10,226	20,452	40,904	—	480,008

(1)
Represents award opportunities under our annual cash incentive program. As described above under “Compensation Discussion and Analysis-Annual Cash Incentives,” actual payments under our annual cash incentive program are based upon the level of Adjusted EBITDA that the Company earned for 2019.  For 2019, the Company achieved Adjusted EBITDA of $238.7 million, which resulted in an achievement level of 96% of the incentive target for each of the named executive officers.

(2)
Represents the grant date fair value of RSUs granted to our named executive officers computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. One-third of the RSUs vested on December 31, 2019 and the remaining RSUs will vest as to one-third of the shares subject to the award on each of December 31, 2020 and December 31, 2021, generally subject to continued employment with the Company on each vesting date.

(3)
On February 14, 2019, our named executive officers received grants of PSUs, all of which will vest on December 31, 2021, generally subject to Company performance and continued employment with the Company on each vesting date. The grant date fair value reflects the number of shares of our Common Stock issuable under our PSUs assuming achievement at the target level of performance. See footnote (1) to the Summary Compensation Table.

Outstanding Equity Awards as of December 31, 2019

	Stock Awards(1)
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(2)
David Maher	February 14, 2019	35,960	$1,168,700	—	$—
	February 14, 2019	—	—	161,823	$5,259,248
	January 2, 2018	98,972	$3,216,590	—	—
Thomas Pacheco	February 14, 2019	6,817	$221,553	—	—
	February 14, 2019	—	—	30,678	$997,035
Christopher Lindner	February 14, 2019	9,090	$295,425	—	—
	February 14, 2019	—	—	40,904	$1,329,380
	March 26, 2018	8,098	$263,185	—	—
Mary Louise Bohn	February 14, 2019	9,280	$301,600	—	—
	February 14, 2019	—	—	41,761	$1,357,233
Steven Pelisek	February 14, 2019	9,090	$295,425	—	—
	February 14, 2019	—	—	40,904	$1,329,380

(1)
Represents the RSUs and PSUs granted to our named executive officers in 2019 and the RSUs granted to Messrs. Maher and Lindner in 2018. Please see footnotes 2 and 3 to the "Grants of Plan-Based Awards in 2019" table above for a description of the vesting terms applicable to the RSU and PSU awards granted in 2019 to the named executive officers, including the dates on which such awards are scheduled to vest. One-third of the RSUs granted to Mr. Maher on January 2, 2018 vested on each of January 1, 2019 and January 1, 2020 and the remaining RSUs will vest on January 1, 2021, generally subject to Mr. Maher’s continued employment with the Company on the vesting date. One-third of the RSUs granted to Mr. Lindner on March 26, 2018 vested on each of January 1, 2019 and January 1, 2020 and the remaining RSUs will vest on January 1, 2021, generally subject to Mr. Lindner’s continued employment with the Company on the vesting date. Shares reported include dividend equivalent rights on shares deferred by Mr. Maher and Ms. Bohn, pursuant to the Company's Employee Deferral Plan. See "Compensation Discussion and Analysis-Components of our Executive Compensation Program-Deferred Compensation" above.

(2)	Values determined based on the closing market price of our common stock on December 31, 2019, the last trading day of 2019, of $32.50.

(3)
Reflects the number of shares of our Common Stock issuable under our PSUs assuming achievement at the maximum level of performance for these units. The maximum level of performance is reported for PSUs because the Company's performance from the beginning of the applicable performance period (January 1, 2019 through December 31, 2021), measured against the applicable performance goals, was greater than the target level of performance.

Stock Vested in 2019

The following table sets forth information regarding the vesting of RSUs during 2019 for the named executive officers.

		Stock Awards
Name	Grant Date	Number of RSU Shares Acquired on Vesting(1)	RSU Share Value Realized on Vesting(2)
David Maher	June 15, 2016	10,491	$241,188
	August 9, 2016	14,673	$337,332
	January 2, 2018	49,486 (3)	$1,074,836
	February 14, 2019	17,981 (3)	$584,384
Thomas Pacheco	April 28, 2017	9,765	$224,497
	February 14, 2019	3,409	$104,554
Christopher Lindner	July 25, 2016	15,759	$362,299
	March 26, 2018	4,050	$93,110
	February 14, 2019	4,545	$139,395
Mary Louise Bohn	June 15, 2016	20,979	$482,307
	February 14, 2019	4,640 (3)	$150,808
Steven Pelisek	June 15, 2016	20,979	$482,307
	February 14, 2019	4,545	$139,395

(1)
Reflects the number of whole shares acquired by the named executive officers under RSUs and RSUs granted on the grant dates listed above. Fractional shares were paid to the named executive officers in cash in accordance with award terms.

(2)
Values determined based on the closing market price of our common stock on the settlement date multiplied by the number of shares vesting, except for Mr. Maher's January 2, 2018 and February 14, 2019 grants and Ms. Bohn's February 14, 2019 grant, which were valued based on the closing market price of our common stock on the vesting date multiplied by the number of shares vesting. The receipt of shares deliverable under these awards was deferred pursuant to the Company's deferred compensation plan. See "Compensation Discussion and Analysis-Components of our Executive Compensation Program-Deferred Compensation" above.

(3) These amounts reflect vested shares in respect of Mr. Maher's January 2, 2018 and February 14, 2019 RSU grants and Ms. Bohn's February 14, 2019 RSU grant, in each case together with dividend equivalents that have been credited on such vested shares, that have been deferred under the Company's Employee Deferral Plan until sixty days after the executive's separation from service with the Company. See "Compensation Discussion and Analysis-Components of our Executive Compensation Program-Deferred Compensation" above.

Pension Benefits for 2019

The following table shows, as of December 31, 2019, each named executive officer’s years of credited service, present value of accumulated benefit and benefits received, if any, under the Company’s Pension Plan and the SERP.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
David Maher	Acushnet Company Pension Plan	28.67	$610,963	—
	Acushnet Company Supplemental Retirement Plan	28.67	$1,906,712	—
Thomas Pacheco	Acushnet Company Pension Plan	—	—	—
	Acushnet Supplemental Executive Retirement Plan	—	—	—
Christopher Lindner	Acushnet Company Pension Plan	—	—	—
	Acushnet Supplemental Executive Retirement Plan	—	—	—
Mary Louise Bohn	Acushnet Company Pension Plan	33.00	$1,218,516	—
	Acushnet Supplemental Executive Retirement Plan	33.00	$2,297,484	—
Steven Pelisek	Acushnet Company Pension Plan	25.50	$910,956	—
	Acushnet Supplemental Executive Retirement Plan	25.50	$1,536,631	—

(1)	Number of years of credited service represents actual years of service.

(2)
For purposes of calculating the present value of the accumulated pension benefits, we used the same assumptions used and described in Note 13 to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2019, including a discount rate of 3.43% for the Pension Plan and 3.44% for the SERP.

Pension Plan.     The Pension Plan is a tax qualified defined benefit pension plan and the SERP is a nonqualified defined benefit pension plan. Each plan provides for payment of retirement benefits to a plan participant commencing between the ages of 50 and 65, as well as for payment of certain disability pension benefits. After attaining age 50 or completing five years of vesting service, a plan participant acquires a vested right to future benefits. The benefits payable under each of the plans are generally determined on the basis of an employee’s length of service and/or earnings and are normally paid as an annuity unless a lump sum election is made.

Each of the plans generally provides unreduced retirement benefits commencing on the participant’s normal retirement date, which is the first day of the calendar month coincident with or next following a participant’s 65th birthday, but a participant can receive reduced pension benefits as early as age 50. The Pension Plan provides benefits payable as either an annuity or a lump sum. Each of the named executive officers, other than Messrs. Pacheco and Lindner (who both commenced employment after the Pension Plan was closed to new participants), participates in the Pension Plan, is fully vested in his or her benefits under the Pension Plan and can commence his or her pension benefits immediately upon termination of employment.

Upon retirement, a salaried participant in the Pension Plan, such as each of the named executive officers, other than Messrs. Pacheco and Lindner, is entitled to a monthly benefit equal to the sum of (a) 0.9% of his or her average monthly rate of earnings multiplied by his or her years of credited service and (b) 0.55% of that portion of his or her average monthly rate of earnings that is in excess of his or her covered compensation, multiplied by the lesser of (1) 35 and (2) his or her years of credited service as a salaried employee. Average monthly compensation for this calculation is limited in accordance with the U.S. Internal Revenue Service (the “IRS”) compensation limit regulations under Code section 401(a)(17). At December 31, 2015, the Pension Plan was amended to freeze benefit accruals for certain participants and limit ongoing benefit accruals for other participants, based on age and service at that date. For participants who at December 31, 2015 had attained age of 50 and had completed at least ten years of service or had a combined age and years of service of 70 or more, the monthly benefit amount payable under the Pension Plan will equal the sum of (a) the participant’s frozen accrued pension benefit at December 31, 2015, plus (b) benefit accruals after that time reflecting only service and pay earned in 2016 and later and the benefit formula described above, but with final average annual compensation limited to $150,000.

If a plan participant dies after age 50 and before benefits commence under the Pension Plan, his or her spouse will generally be entitled to monthly pension benefits commencing on the first day of the month following the named executive officer’s death equal to 50% of the named executive officer’s assumed retirement pension, which is the monthly amount of pension benefits that he or she would have received had he or she retired immediately prior to his or her death while the joint and survivor annuity was in effect with a provision for continuance of 50% of his or her reduced amount of retirement benefit to his or her spouse. The spouse may instead elect to receive a lump distribution equal to an amount that would be actuarially equivalent to the monthly benefit otherwise payable. If the plan participant has no spouse, his or her beneficiary will be eligible to receive a lump sum distribution, calculated as noted above, using the assumption that the participant and beneficiary were of the same age. See “-Pension Benefits for 2019” above for information relating to the accumulated benefits of our named executive officers.

SERP.     The SERP is a nonqualified, unfunded excess benefit plan that supplements the benefits payable under the Pension Plan. Upon a participant’s retirement, the participant will be entitled to a benefit under the SERP equal to the difference between (a) and (b), where (a) is the sum of (A) 0.9% of his or her average monthly rate of earnings multiplied by his or her years of credited service and (B) 0.55% of that portion of his or her average monthly rate of earnings that is in excess of his or her covered compensation, multiplied by the lesser of (1) 35 and (2) his or her years of credited service as a salaried employee, and (b) is the benefit payable under the Pension Plan. Monthly average compensation for items (A) and (B) immediately above is not limited. Benefits payable under the SERP are generally paid to participants in a lump sum during the 60-day period following the participant’s retirement date, subject to any delay required under applicable tax rules.

Ms. Bohn and Messrs. Maher and Pelisek are eligible to receive early retirement benefits under the Pension Plan and SERP. Messrs. Pacheco and Lindner are not eligible to participate in either the Pension Plan or SERP based on their dates of hire. If a participant retires early, he will be entitled to elect (1) a monthly retirement benefit as calculated above that commences on his or her normal retirement date or (2) a reduced benefit payable at his or her early retirement date. The early retirement benefit is equal to the 0.9% portion of his or her pension benefit reduced by the number of months by which his or her annuity starting date precedes his or her early retirement age multiplied by 0.003 and (b) 0.55% of the portion of his or her benefit reduced by 0.5% for each of the first 60 months that his or her annuity starting date precedes the early retirement age or (y) 0.3% for each month in excess of 60 that the annuity starting date precedes the early retirement age. Additionally, the Company has established and partially funded a rabbi trust to provide a source of funds for benefits payable from the SERP.

Nonqualified Deferred Compensation for 2019

The following table provides a summary of the named executive officers’ accounts that remain outstanding in our EDP for 2019 and shares deferred in 2019 under the Company's Employee Deferral Plan. As of July 29, 2011, in connection with a prior sale of the Company, all Company matching contributions and employee contributions to the EDP were frozen and employee salary and incentive deferral accounts were distributed. All that remains in the EDP is the portion of participants’ accounts attributable to Company matching credits to the plan made prior to July 29, 2011. See “Compensation Discussion and Analysis-Components of our Executive Compensation Program-Deferred Compensation” above.

Name	Executive Contributions in Last Fiscal Year		Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year
David Maher	$1,659,220	(1)	—	$533,459	—	$2,192,679	(1)
				$9,982		$46,775	(2)
Thomas Pacheco	—		—	—	—	—
Christopher Lindner	—		—	—	—	—
Mary Louise Bohn	$150,808	(1)	—	—	—	$150,808	(1)
Steven Pelisek	—		—	—	—	—

(1)	Represents deferred shares pursuant to the Company's Employee Deferral Plan. See "Compensation Discussion and Analysis-Components of our Executive Compensation Program-Deferred Compensation" above.
(2) Represents outstanding amounts under the EDP.

Mr. Maher participates in the EDP and is fully vested in his account balance. Account balances under the EDP are invested in a variety of mutual funds selected by the plan participants from a list of fund investment options similar to the investment options available under the Company’s defined contribution plan. Participants earn annual market rate returns based on the performance of the funds. Upon a separation from the Company, Mr. Maher is entitled to the value of his account in a lump sum no later than (1) December 31st of the year in which the separation occurs or (2) 90 days following the date of termination, subject to any delay required under applicable tax rules.

Potential Payments Upon Termination or Change in Control

The table below quantifies the potential payments and benefits that would be provided to each named executive officer under each of the termination or change in control circumstances listed. The amounts shown are based on the assumption that the triggering event took place on December 31, 2019, which was the last business day of 2019.

The amounts shown in the table below do not include:

•
payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment or other circumstance and do not discriminate in scope, terms or operation in favor of the named executive officers;

•	regular pension benefits under our Pension Plan or the SERP. See “-Pension Benefits for 2019” above; or

•
distributions of plan balances under our 401(k) Plan, the EDP or delivery of deferred shares with respect to vested restricted stock units. See “-Nonqualified Deferred Compensation for 2019” above for information relating to the distributions of the EDP account balances and delivery of deferred shares with respect to vested restricted stock units, in each case with respect to our named executive officers.

	Retirement/Voluntary Termination	Involuntary Termination without Cause or Voluntary Termination with Good Reason	Termination For Cause	Death or Disability	Change in Control followed by Involuntary Termination without Cause or Voluntary Termination with Good Reason
David Maher
Annual incentive award(1)	$768,000	$768,000	$—	$768,000	$1,536,000
Acceleration of Equity Awards(2)	—	—	—	—	9,207,628
Cash severance payment(3)	—	1,200,000	—	—	1,600,000
Life insurance	—	—	—	2,750,000	—
Accrued and unpaid vacation	76,923	76,923	76,923	76,923	76,923

Total	$844,923	$2,044,923	$76,923	$3,594,923	$12,420,551
Thomas Pacheco
Annual incentive award(1)	$244,800	$244,800	$—	$244,800	$244,800
Acceleration of Equity Awards(2)	—	—	—	—	720,070
Cash severance payment(3)	—	425,000	—	—	850,000
Life insurance	—	—	—	360,000	—
Accrued and unpaid vacation	16,346	16,346	16,346	16,346	16,346

Total	$261,146	$686,146	$16,346	$621,146	$1,831,216
Christopher Lindner
Annual incentive award(1)	$259,248	$259,248	$—	$259,248	$259,248
Acceleration of Equity Awards(2)	—	—	—	—	960,115
Cash severance payment(3)	—	736,500	—	—	982,000
Life insurance	—	—	—	1,431,000	—
Accrued and unpaid vacation	18,885	18,885	18,885	18,885	18,885

Total	$278,133	$1,014,633	$18,885	$1,709,133	$2,220,248
Mary Louise Bohn
Annual incentive award(1)	$257,136	$257,136	$—	$257,136	$257,136
Acceleration of Equity Awards(2)	—	—	—	—	1,131,038
Cash severance payment(3)	—	730,500	—	—	974,000
Life insurance	—	—	—	946,000	—
Accrued and unpaid vacation	56,192	56,192	56,192	56,192	56,192

Total	$313,328	$1,043,828	$56,192	$1,259,328	$2,418,366
Steven Pelisek
Annual incentive award(1)	$255,552	$255,552	—	$255,552	$255,552
Acceleration of Equity Awards(2)	—	—	—	—	960,115
Cash severance payment(3)	—	726,000	—	—	968,000
Life insurance	—	—	—	882,000	—
Accrued and unpaid vacation	37,231	37,231	37,231	37,231	37,231

Total	$292,783	$1,018,783	$37,231	$1,174,783	$2,220,898

(1)
Represents value of the annual cash incentive award earned for 2019 as included in the Summary Compensation Table. Other than in the case of a termination by the Company for cause, the named executive officer would receive the annual cash incentive award earned for 2019 even if his employment terminated prior to the actual cash payout date in 2020. See “Compensation Discussion and Analysis-Components of our Executive Compensation Program-Annual Cash Incentives.”

(2)
Represents the accelerated vesting of the RSUs and PSUs in accordance with the terms of the applicable award agreements. The value attributable to the acceleration of these unvested awards is based on the closing price of our common stock ($32.50) on December 31, 2019, the last business day of 2019, and with respect to the PSU grants, assumes that the target level of performance was achieved.

(3)
For Mr. Maher represents the amounts payable under his CEO Agreement as described below. For the other named executive officers, the cash severance amount represents the amounts payable to the named executive officer under the Executive Severance Plan as described below. Consistent with the terms of the Executive Severance Plan, in determining the amount of severance benefits for each of the named executive officers, the amount of the annual cash incentive to be paid as part of the severance benefits was offset by the annual incentive award earned by the named executive officer for 2019 (as provided in the Summary Compensation Table and described in footnote (2) above) which resulted in no additional annual cash incentive as part of the severance benefits.

Severance and Change in Control Arrangements

Executive Severance Plan

For 2019, all of the named executive officers, other than Mr. Maher, were eligible for severance benefits under our Executive Severance Plan. Mr. Maher’s severance and change in control entitlements are provided under the CEO Agreement, as described below.

If the employment of a named executive officer covered under the Executive Severance Plan is terminated, other than following a change in control as described below, (1) by the Company other than for cause or (2) by the named executive officer because his or her job location has been relocated more than 35 miles from the named executive officer’s former job location, and (3) the named executive officer was hired or promoted to the Corporate Management Committee ("CMC") level before January 1, 2019, he or she will receive (a) 18 months of base salary payable in installments plus (b) one year of bonus (based on the target bonus for the year of termination) offset by any bonus amount actually paid under the terms of the Company’s annual bonus plan for the year of termination. If the named executive officer was hired or promoted to the CMC level January 1, 2019 or later, he or she will receive (a) 12 months of base salary plus (b) a pro-rated bonus (based on the target bonus for the year of termination and the number of days worked in the year of termination). The Executive Severance Plan also provides that during the severance period, medical benefits will be continued, with the Company continuing to make the same employer contributions as were in effect prior to the termination of the named executive officer’s employment.

Under the Executive Severance Plan, “cause” includes but is not limited to misconduct, negligence, dishonesty, criminal act, excessive absenteeism, and willful failure to perform job responsibilities and other conduct determined under the Company’s code of conduct or other policies to be “cause.”

If a change in control occurs and, within 18 months of the change in control (1) the Company terminates a covered named executive officer other than for cause, (2) the named executive officer voluntary terminates employment because his or her job location has been relocated more than 35 miles from his or her former job location, or (3) the named executive officer voluntarily terminates his or her employment due to (a) a material diminution in his or her duties, authority or responsibilities or (b) a material negative change in the named executive officer’s compensation, the named executive officer will receive: (x) 24 months of base salary payable in installments plus (y) one year of annual cash incentive (based on the greater of (a) target bonus for the year of termination or (b) the annual cash incentive that would have been paid using the Company’s most recent financial performance outlook report that is available as of the named executive officer’s termination date), in each case, offset by any annual cash incentive amount actually paid under the terms of the Company’s annual cash incentive plan for the year of termination.

Payments under the Executive Severance Plan are subject to execution of a release of claims. For a period of the longer of 12 months after separation from employment or the severance period, a named executive officer may not, personally or on behalf of another party, whether directly or indirectly, solicit for employment any person employed by the Company in a salaried position during the year before separation from employment.

If Mr. Maher’s employment is terminated by the Company without cause or by Mr. Maher for good reason (each as defined in the CEO Agreement) other than within twelve months following a change in control (as defined in the Equity Plan), he will be entitled to the sum of (i) one and one-half times his base salary, (ii) his target annual bonus, (iii) any earned but unpaid annual bonus for the prior year and (iv) a pro-rata portion of his target annual bonus based on actual days employed in the year of termination, such amounts to be paid in one cash lump sum as soon as practicable after such qualifying termination. If Mr. Maher’s employment is terminated by the Company without cause or by Mr. Maher for good reason within twelve months following a change in control, he will be entitled to the sum of (i) two times his base salary, (ii) two times his target annual bonus, (iii) any earned but unpaid annual bonus for the prior year and (iv) a pro-rata portion of his target annual bonus based on actual days employed in the year of termination, such amounts to be paid in one cash lump sum as soon as practicable after such qualifying termination, and any outstanding Company equity interests will vest in full. If Mr. Maher’s employment is terminated as a result of his death or disability, he is entitled to the sum of (i) any earned but unpaid annual bonus for the prior year and (ii) a pro-rata portion of his target annual bonus based on days employed in the year of termination, such amounts to be paid in one cash lump sum as soon as practicable after such termination of employment. Mr. Maher is not entitled to receive severance if his employment is terminated for any other reason.

Change in Control and Retirement Vesting under Equity Awards

Pursuant to the terms of the Company’s Equity Plan, any unvested RSUs or PSUs are forfeited upon an executive’s separation from service with the Company, except in the case of a separation from service by the Company without Cause or by the executive for

Good Reason occurring during the 18-month period following a Change in Control (each, as defined in the Equity Plan), in which case all unvested RSUs and PSUs will vest in full, with PSUs vesting at the greater of actual performance and target performance.

Upon a Full Career Retirement (defined in the Equity Plan as a separation from service with the Company other than for Cause when a participant is age 55 with 10 years of service with the Company), after the first anniversary of the vesting commencement date, the PSUs will remain eligible to vest based on actual performance measured at the end of the performance period, with the number of performance shares delivered to the executive prorated to reflect the executive’s actual service during the three-year performance period. At the end of 2019, Ms. Bohn and Mr. Pelisek were retirement eligible under the terms of the PSUs awarded to them.

Director Compensation

The following table sets forth information concerning the compensation of our directors (other than Mr. Maher, who receives no additional compensation as a director and whose compensation is reported in the Summary Compensation Table above) for 2019.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)		Total
Yoon Soo (Gene) Yoon	$110,000	$139,979		$249,979
Jonathan Epstein(3)	$18,750	$20	(4)	$18,770
Jennifer Estabrook	$95,000	$109,978		$204,978
Gregory Hewett	$92,500	$109,978		$202,478
Sean Sullivan(5)	$98,750	$109,978		$208,728
Steven Tishman	$92,500	$109,978		$202,478
Walter Uihlein(6)	$70,000	$109,978		$179,978
Norman Wesley(7)	$81,500	$109,978		$191,478
Keun Chang (Kevin) Yoon(8)	$50,945	$125,030		$175,975

(1)	Represents the aggregate grant date fair value of RSUs granted to each director in 2019, computed in accordance with ASC Topic 718, without taking into account estimated forfeitures.

(2)
The following table shows the number of shares subject to outstanding RSU awards (including dividend equivalents credited in the form of additional RSUs) for our non-employee directors as of December 31, 2019:

Name	Outstanding RSU Awards
Yoon Soo (Gene) Yoon	19,527
Jennifer Estabrook	14,372
Gregory Hewett	14,372
Sean Sullivan	14,372
Steven Tishman	14,372
Norman Wesley	14,372

(3)	Mr. Epstein passed away on February 15, 2019.

(4)	Reflects the cash value of fractional shares paid.

(5)	Appointed to the Nominating and Corporate Governance Committee on April 8, 2019.

(6)	Appointed as Chairman of the Nominating and Corporate Governance Committee on January 1, 2020.

(7)	Resigned from the Board of Directors effective December 31, 2019.

(8)	Appointed to the Board of Directors on April 8, 2019.

2019 Director Compensation Program
	Chair	Member

Annual Board Retainers:

Cash Retainer	$110,000	$70,000
Equity Retainer(1)	$140,000	$110,000

Annual Committee Cash Retainers:

Audit Committee	$25,000	$12,500
Compensation Committee	$20,000	$10,000
Nominating and Corporate Governance	$12,000	$5,000

(1)	Reflects immediately vesting common stock.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of December 31, 2019, certain information related to our compensation plans under which shares of the Company’s common stock may be issued.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)
Equity compensation plans approved by stockholders:
Acushnet Holdings Corp. 2015 Incentive Plan	1,602,878	(1)		5,060,746
Equity compensation plans not approved by stockholders	—		N/A	—
Total	1,602,878			5,060,746

(1)	Consists of 1,602,878 restricted stock units and performance stock units (with performance stock units reported at target).

Pay Ratio Disclosure

For 2019, we determined that the median of the annual total compensation of all of our employees, other than our CEO, Mr. Maher, was $13,701; Mr. Maher's 2019 annual total compensation was $5,909,377, and the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees other than our CEO was 431 to 1.

As the Company has no reasonable belief that there was a change in its employee population or employee compensation arrangements that would result in a significant change to its pay ratio disclosure, we used our previously identified median employee for purposes of our 2019 pay ratio calculation. This median employee was determined based on our employee population as of December 31, 2017 and 2017 year-end taxable wages, which was our consistently applied compensation measure. The annual total compensation of this employee for 2019 was then determined in accordance with the SEC rules in the same manner that Mr. Maher's compensation was determined for purposes of the Summary Compensation Table and compared to the total annual compensation for Mr. Maher as reported in the Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of April 15, 2020 by:

•	each person, or group of persons, known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers for 2019;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 15, 2020 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, we believe, based on information furnished to us, that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

For further information regarding material transactions between us and the principal stockholders, see "Certain Relationships and Related Party Transactions."

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Acushnet Holdings Corp., 333 Bridge Street, Fairhaven, Massachusetts 02719.

Name of beneficial owner	Number	Percentage
Stockholders:
Fila(1)	38,809,168	52.2%
Wellington Management Group LLP(2)	4,853,136	6.5%
Named Executive Officers and Directors:
David Maher(3)	261,884	*
Thomas Pacheco(3)	26,298	*
Christopher Lindner(3)	68,234	*
Mary Louise Bohn(3)	87,707	*
Steven Pelisek(3)	81,969	*
Yoon Soo (Gene) Yoon(1)(3)(4)	38,833,369	52.3%
Walter (Wally) Uihlein(3)	751,903	1%
Jennifer Estabrook(3)(5)	23,513	*
Gregory Hewett(3)	28,213	*
Sean Sullivan(3)	20,713	*
Steven Tishman(3)	22,713	*
Keun Chang (Kevin) Yoon(1)(3)(4)	38,814,442	52.3%
All current executive officers and directors as a group (15 persons)(3)	40,348,082	54.3%

*	Less than one percent.

(1)
Represents shares of our common stock owned by Magnus, a wholly owned subsidiary of Fila, based on a Schedule 13G/A filed on February 12, 2020. The shares of our common stock owned by Magnus are Magnus' only assets.

Gene Yoon, Chairman of Fila, and Kevin Yoon, President and CEO of Fila, may be deemed to be the beneficial owners and have voting and dispositive power with respect to the shares of our common stock held by Fila. The address of Fila, Gene Yoon and Kevin Yoon is 1077 Cheonho-daero, Gangdong-gu, Seoul, Korea.

(2)
Based on a Schedule 13G filed on January 27, 2020, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisor Holdings LLP each has sole voting power over 0 shares, shared voting power of 4,522,178 shares, sole dispositive power over 0 shares and shared dispositive power over 4,853,136 shares. Wellington Management Company LLP has sole voting power over 0 shares, shared voting power over 4,409,313 shares, sole dispositive power over 0 shares and shared dispositive power over 4,571,886 shares. The principal business address of each of the foregoing persons is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(3)	Does not reflect any shares that may be issued upon settlement of outstanding RSUs or PSUs, other than those, if any, that will vest within 60 days of April 15, 2020.

(4)	Includes 38,809,168 shares of our common stock owned by Magnus, which Gene Yoon and Kevin Yoon may be deemed to beneficially own, as described in footnote 1 above.

(5)	Ms. Estabrook disclaims beneficial ownership of any shares of our common stock owned by Fila. The address of Ms. Estabrook is c/o Fila North America, 1411 Broadway, New York, New York 10018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement that provides Magnus "demand" registrations and customary "piggyback" registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act or to contribute to payments the registration rights holders may be required to make in respect of those liabilities.

Other

We are a party to an endorsement arrangement with Peter Uihlein, the son of Walter Uihlein, our former President and Chief Executive Officer and current director. Peter Uihlein is a professional golfer and an exempt member of the PGA Tour. Peter Uihlein received aggregate payments of $532,500 pursuant to this endorsement arrangement in 2019.

Hugh Lee, the former son-in-law of Gene Yoon, the chairman of our Board of Directors, and former brother-in-law of Kevin Yoon, a member of our Board of Directors, received incentive payments in his capacity as the President of our Korean operations and wholly-owned subsidiary, Acushnet Korea Co., Ltd., in an aggregate amount of $130,476 in fiscal 2019 (using an exchange rate of 0.00086 KRW / 1 USD, which was the average currency exchange rate for 2019 as provided by foreign exchange company Oanda). Hugh Lee resigned from his position as of December 31, 2018.

In 2019, Fila Korea reimbursed us $520,000 of expenses related to professional services rendered by PwC in connection with the audit of our annual financial statements that we prepared on an IFRS basis and provided to Fila Korea.

In May 2019, we entered into an agreement with Magnus pursuant to which we agreed to purchase up to $24.9 million of shares of our common stock from Magnus on a share-for-share basis as we repurchase shares in the open market under our share repurchase program. The price payable to Magnus for our shares will be the average price of the shares purchased in the open market over the period of time from the execution of the agreement (in the case of the first such pricing period) to the first "determination date" and, in the case of any subsequent such pricing period, from the most recent preceding determination date to the next determination date. The "determination date" is the date that we purchase $24.9 million of shares, a date otherwise mutually agreed between us and Magnus, or a date that is 30 business days following our notification to Magnus that we are terminating the agreement. Our obligations to purchase the shares and Magnus' obligation to sell the shares following each determination date are conditioned upon no event occurring since the date of the agreement that, either individually or in the aggregate, has had a material adverse effect on our business or financial condition as of each closing. In 2019, we purchased 535,983 shares from Magnus for aggregate consideration of $13.8 million.

Related Persons Transaction Policy

Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Our related person policy requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the executive vice president, chief legal officer any "related person transaction" (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The executive vice president and chief legal officer will then promptly communicate that information to our Board of Directors. The policy requires any related person transaction to be approved or ratified by our Board of Directors or a duly authorized committee of our Board of Directors. The policy also requires directors interested in a related person transaction to recuse themselves from any vote on a related person transaction in which they have an interest.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10 percent of our common stock, file reports of ownership and changes of ownership with the SEC.

SEC regulations require us to identify in this proxy statement anyone who failed to file, on a timely basis, reports required by Section 16(a), during the most recent fiscal year. Based on our review of such reports or written representations from reporting persons stating that they were not required to file these forms, we believe that in 2019 all Section 16(a) filing requirements applicable to our directors, executive officers and 10% owners during 2019 were satisfied on a timely basis, except for one late report for each of Mr. Gene Yoon, Mr. Kevin Yoon, Fila and Magnus in connection with our repurchase of common stock from Magnus.

Communications With Our Board of Directors

Stockholders and interested parties wishing to communicate with the chairperson of any of the Audit, Nominating and Corporate Governance and Compensation Committees, or to the non-management or independent Directors as a group, may do so by addressing such communications or concerns to the Corporate Secretary, 333 Bridge Street, Fairhaven, Massachusetts 02719, who will forward such communications to the appropriate party.

Availability of Annual Report

A copy of our 2019 Annual Report on Form 10-K for the year ended December 31, 2019 and our proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to the following address:

Acushnet Holdings Corp.
Attention: Investor Relations
333 Bridge Street
Fairhaven, MA 02719

The Annual Report on Form 10-K and proxy statement are also available under "SEC Filings" in the "Investors" section on our website at www.acushnetholdingscorp.com.

Other Business

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting and described in this proxy statement. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the best judgment of the persons voting such proxies.

*            *            *

ACUSHNET HOLDINGS CORP.
ATTN: INVESTOR RELATIONS
333 BRIDGE ST.
FAIRHAVEN, MA 02719

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GOLF2020**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by June 7, 2020.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E94935-P36168 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACUSHNET HOLDINGS CORP.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

	For All	Withhold All	For All Except
1. Election of the following nominees for director	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David Maher
02) Yoon Soo (Gene) Yoon
03) Jennifer Estabrook
04) Gregory Hewett
05) Sean Sullivan
06) Steven Tishman
07) Walter Uihlein
08) Keun Chang (Kevin) Yoon

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E94936-P36168

Annual Meeting of Stockholders
June 8, 2020 9:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Thomas D. Pacheco and Brendan M. Gibbons, or either of them, as proxies, with the full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Acushnet Holdings Corp., to be held on June 8, 2020 at 9:00 AM Eastern Time, at www.virtualshareholdermeeting.com/GOLF2020 or at any adjournment or postponement thereof, upon any and all matters which may properly be brought before the meeting or adjournments or postponements thereof, hereby revoking all former proxies.

The shares represented by this proxy will be voted as specified, but if no specification is made, the shares will be voted "FOR" each director nominee listed herein and "FOR" Proposals 2 and 3.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side